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TABLE OF CONTENTS

Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

COMPOSITE ENGINEERING, INC., AS THE COMPANY,

THE STOCKHOLDERS OF COMPOSITE ENGINEERING, INC., AS THE SELLERS,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC., AS BUYER

and

AMY FOURNIER, AS THE SHAREHOLDER REPRESENTATIVE,

dated as of

May 8, 2012

i

ii

 EXHIBITS

Exhibit A	—	Form of Escrow Agreement
Exhibit B	—	Terms of Non-Competition Agreement
Exhibit C	—	Form of Seller Release
Exhibit D	—	Form of Opinion of Andrews Kurth LLP
Exhibit E	—	Form of Opinion of Locke Lord LLP
Exhibit F	—	Form of Opinion of Paul Hastings LLP
Exhibit G	—	Working Capital Illustration
Exhibit H	—	Closing Assurances Letter

iii

 STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this "Agreement"), dated as of May 8, 2012, is entered into by and among COMPOSITE ENGINEERING, INC., a California corporation (the "Company"), the undersigned shareholders of the Company (each, a "Seller" and collectively, the "Sellers"), KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation ("Buyer"), and AMY FOURNIER, in her capacity as shareholder representative hereunder (the "Shareholder Representative"). Certain capitalized terms used in this Agreement are defined in Article I.

RECITALS

        WHEREAS, the Sellers own all of the issued and outstanding shares of common stock, no par value (the "Shares"), of the Company; and

        WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Shares, subject to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

        The following terms have the meanings specified or referred to in this Article I:

        "2012 Tax Distributions" means the aggregate amount of funds actually distributed or paid to the Sellers (in either case, by the Company), if any, after April 15, 2012, in connection with or as payment for the Sellers' aggregate Assumed Tax Liability for the 2012 tax year.

        "338 Option" has the meaning set forth in Section 5.12(a).

        "Actual Knowledge" means actual (and not constructive) conscious awareness only.

        "Adjustments Deficiency" has the meaning set forth in Section 2.5(c).

        "ADSP" has the meaning set forth in Section 5.12(d).

        "ADSP Allocation Schedule" has the meaning set forth in Section 5.12(d).

        "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Aggregated Group" has the meaning set forth in Section 3.19(b).

        "Agreement" has the meaning set forth in the preamble.

        "AK LLP" has the meaning set forth in Section 9.14.

        "Applicable Law" means, as applied to any Person, any statute, law, ordinance, regulation, rule, code, order (including any Governmental Order), constitution, treaty, judgment, decree, or other legally enforceable requirement or rule of law of any Governmental Authority that is, in any case, binding upon or applicable to such Person.

        "Assumed Tax Liability" of any Seller means an amount equal to the cumulative amount of income Taxes (including any applicable estimated Taxes) that would be due from such Seller for a taxable year, assuming such Seller were an individual subject to Tax at the highest marginal Tax rate and earned solely the items of income, gain, deduction, loss and/or credit allocated to such Seller from the Company for income Tax purposes for such taxable year.

        "Balance Sheet" has the meaning set forth in Section 3.7(a).

        "Balance Sheet Date" has the meaning set forth in Section 3.7(d).

        "Basket" has the meaning set forth in Section 7.4(a).

        "Breach" or "breach," as applied to any inaccuracy of any representation or warranty hereunder, shall be defined by Applicable Law, but shall not extend to any claim by a Person which, if true, would constitute a breach of one or more representations, nor any occurrence or circumstance that is, was or could be inconsistent with one or more representations and warranties unless and until, in any case, Buyer and the Shareholder Representative, on behalf of the Sellers, agree in writing that a breach of representation or warranty has occurred or such a breach of representation or warranty is finally determined by a court of competent jurisdiction.

        "Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Sacramento, California are authorized or required by Applicable Law to be closed for business.

        "Buyer" has the meaning set forth in the preamble.

        "Buyer Benefit Plans" has the meaning set forth in Section 5.4(a).

        "Buyer Common Stock" has the meaning set forth in Section 4.2.

        "Buyer's 338 Report" has the meaning set forth in Section 5.12(c).

        "Cap" has the meaning set forth in Section 7.4(b).

        "Cash" means cash and cash equivalents, as determined in accordance with GAAP, and restricted cash if any.

        "Cash Purchase Price" has the meaning set forth in Section 2.2.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any successor statute, rules or regulations thereto.

        "CERCLIS" has the meaning set forth in Section 3.16(e).

        "Classified Contract" means any Government Contract that may not be disclosed, identified, confirmed, acknowledged or otherwise revealed pursuant to the terms thereof or Applicable Law.

        "Closing" has the meaning set forth in Section 2.7.

        "Closing Assurances Letter" shall mean that letter in the form of Exhibit H attached hereto, executed on behalf of Buyer by Eric DeMarco as duly authorized representative of Buyer (but not in any individual capacity).

        "Closing Date" has the meaning set forth in Section 2.7.

        "Closing Date Balance Sheet" has the meaning set forth in Section 2.5(a).

        "Closing Date Compensation" means all transaction-related closing and similar bonuses, the amount of which is deposited by Buyer with the Company on the Closing Date pursuant to Section 2.3(f), to be paid by the Company on the Closing Date.

        "Closing Date Indebtedness" has the meaning set forth in Section 2.3(c).

        "Closing Date Indebtedness Amount" has the meaning set forth in Section 2.3(c).

        "Closing Date Net Debt Report" has the meaning set forth in Section 2.3(c).

        "Closing Date Working Capital" has the meaning set forth in Section 2.5(a).

        "Closing Payment" has the meaning set forth in Section 2.3(a).

        "Closing Shares" has the meaning set forth in Section 2.3(d).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the preamble.

        "Company Continuing Employee" means any employee of the Company on and as of the Closing Date.

        "Company Data" refers to the confidential and proprietary information and data of the Company and all personally identifiable information of natural persons maintained by the Company in secure databases and compilations, in the aggregate.

        "Company Permits" has the meaning set forth in Section 3.9(a).

        "Confidentiality Agreement" means that Confidentiality and Non-Disclosure Agreement, dated as of August 16, 2011, between Buyer and the Company, as the same may be amended or supplemented.

        "Consents" means all authorizations, consents, orders or approvals of, or registrations, declarations, notices or filings with, or any advice to, or any expiration of one or more waiting periods imposed by, any Governmental Authority or any third party, in each case, that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, or as necessary to prevent any default under any contract or agreement.

        "Constituent Documents" has the meaning set forth in Section 3.1.

        "Credit Enhancer" has the meaning set forth in Section 5.10(a).

        "Credit Enhancement" has the meaning set forth in Section 5.10(a).

        "Data Room" means the electronic document site or "virtual data room" established by RR Donnelley on behalf of the Company and the Sellers.

        "Direct Claim" has the meaning set forth in Section 7.5(c).

        "Disclosure Schedules" means the Disclosure Schedules (together with all exhibits, schedules and attachments thereto) delivered by the Company and the Shareholder Representative to Buyer concurrently with the execution and delivery of this Agreement, together with any permitted update, supplement or additional information provided in connection therewith.

        "DoD" means the U.S. Department of Defense.

        "Dollars" or "$" means the lawful currency of the United States.

        "Dormant" shall refer to any claim for Losses for which indemnification is sought after three (3) months or more has passed since the last affirmative action has been taken to pursue, perfect, collect or enforce the claim so made.

        "Drop Dead Date" has the meaning set forth in Section 8.1(b).

        "Election Amount" has the meaning set forth in Section 5.12(b).

        "Election Period" has the meaning set forth in Section 5.12(a).

        "Employment Agreements" has the meaning set forth in Section 5.3.

        "Employee Benefit Plans" means each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and enforceable against the Company and covering one or more current or former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company or any other member of the Aggregated Group has any liability or obligation.

        "Employees" means those Persons employed by the Company immediately prior to the Closing.

        "Environmental Law" means any Applicable Law (a) relating to pollution (or the cleanup thereof) or the protection of public health and safety, natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water, groundwater, drinking water supply, stream sediments, surface and subsurface strata, plant and animal life, and any other environmental medium or natural resource); or (b) concerning the Release or Threatened Release of, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        "Escrow Account" shall have the meaning set forth in Section 2.3(b).

        "Escrow Agent" means JPMorgan Chase Bank, N.A.

        "Escrow Agreement" means the agreement entered into at the Closing in the form of Exhibit A, by and among the Shareholder Representative, on behalf of the Sellers, Buyer and the Escrow Agent.

        "Escrow Amount" shall have the meaning set forth in Section 2.3(b).

        "Estimated Balance Sheet" shall have the meaning set forth in Section 2.4.

        "Estimated Working Capital" shall have the meaning set forth in Section 2.4.

        "Excess Cash" shall mean that amount of Cash equal to (a) Cash existing on the Closing Date (but without giving effect to the Closing) minus (b) the Closing Date Indebtedness Amount.

        "Excess Net Debt" shall mean that amount equal to (a) the Closing Date Indebtedness Amount (identified, or required to be identified, on the Closing Date Net Debt Report to be paid by Buyer at Closing) minus (b) Cash existing on the Closing Date (and identified, or required to be identified, on the Closing Date Net Debt Report) minus (c) $2,000,000; provided, however, if this calculation results in a negative number, Excess Net Debt shall be zero.

        "Excess Working Capital" means the amount, if any, by which Final Working Capital exceeds Estimated Working Capital; provided however, Excess Working Capital shall never exceed the amount by which the Minimum Working Capital Target exceeds Estimated Working Capital.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Registration" means (a) a registration relating to the sale of securities to employees of Buyer or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (b) a registration relating to a Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Closing Shares; (d) a registration in which the only Buyer Common Stock being registered is Buyer Common Stock issuable upon conversion of debt securities that are also being registered; and (e) a registration in connection with a merger, acquisition, exchange offer or dividend reinvestment plan.

        "Expense Account" has the meaning set forth in Section 2.3(e).

        "Expense Agreement" means that Expense Agreement, dated on or about the Closing Date, between the Escrow Agent, the Sellers and the Shareholder Representative, relating to the Expense Account.

        "Expense Reserve Amount" has the meaning set forth in Section 2.3(e).

        "Export Control Laws" has the meaning set forth in Section 3.9(b).

        "FCPA" has the meaning set forth in Section 3.9(c).

        "Fifteen-Month Anniversary" has the meaning set forth in Section 2.3(b).

        "Final Determination Documents" has the meaning set forth in Section 2.5(a).

        "Final Working Capital" has the meaning set forth in Section 2.5(b).

        "Financial Statements" has the meaning set forth in Section 3.7(a).

        "Fundamental Representations" has the meaning set forth in Section 7.1(a).

        "GAAP" means United States Generally Accepted Accounting Principles in effect from time to time, as applied by the Company (through application of its various practices, policies, judgments and methodologies) in a manner consistent with historical periods (but only to the extent such practices, policies, judgments and methodologies are consistent with United States Generally Accepted Accounting Principles). For purposes of assessing Working Capital, GAAP shall be applied in conformity with Exhibit G, attached hereto.

        "Government Bid" means any formal bid, proposal, response to RFP ("request for proposal") or similar submission by the Company to a Governmental Authority if the intent or objective thereof is to seek to enter into a Government Contract.

        "Government Contract" means any legally enforceable contract between the Company, on the one hand, and any Governmental Authority, on the other.

        "Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (but only if and to the extent that the rules, regulations, or orders of such organization or authority have the full force and effect of law), or any arbitrator, court or tribunal of competent jurisdiction. For purposes of adding additional clarity only, the parties agree that Nasdaq shall, wherever applicable, constitute a "Governmental Authority."

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority of competent jurisdiction.

        "Gross-up Amount" has the meaning set forth in Section 5.12(c).

        "Hazardous Substances" means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, (a) that is defined as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any provisions of Environmental Law and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indebtedness" of any Person shall mean, without duplication, all amounts payable by such Person as debtor, borrower, issuer, guarantor, or surety pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, or pursuant to a lease that is required to be capitalized in accordance with GAAP (including, without limitation, as it relates to the Company, amounts outstanding under: (a) the Company's First Bank Line of Credit, (b) the First Bank Term Notes 8909 and 7319, (c) the Note Payable to CIT and (d) shareholder notes (in each case, including all current and non-current amounts due thereunder); provided, however, under no circumstances shall "Indebtedness" include (i) trade accounts payable not evidenced by a promissory note or other debt contract, (ii) accrued expenses, (iii) amounts payable pursuant to operating leases, (iv) unearned income, (v) reimbursement or surety obligations or bonds, (vi) customer deposits, (vii) prepaids, (viii) deferred revenue, and/or (ix) shareholder tax liabilities (even if historically included on the financial statements).

        "Indemnified Party" has the meaning set forth in Section 7.5(a).

        "Indemnifying Party" has the meaning set forth in Section 7.5(a).

        "Independent Auditor" has the meaning set forth in Section 2.5(b).

        "Intellectual Property" means any and all: (a) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets (as defined by California law); (d) patents and patent applications; and (e) Internet domain name registrations.

        "Investment Banking Fees" shall mean all commissions, brokerage or "finders fees" or other expense reimbursements, fees or payments paid or owed to JCP Securities, Inc. pursuant to the terms of the applicable engagement letter between JCP Securities, Inc. and the Company.

        "Issue Price" means that price per share paid by the Related Investor for the equity securities of Buyer issued in connection with (or at or about the same time as) the transactions contemplated hereby.

        "JAMS" has the meaning set forth in Section 9.10(b).

        "Key Managers" shall mean, collectively, Michel M. Fournier, Jeff Herro, Frank Cina, Victor McCarthy, Al Markowich, James Knight, Leonard Reynen, Nathan Emmett and Louis Grana.

        "Knowledge Group" has the meaning assigned to such term in the definition of "Knowledge of the Company."

        "Knowledge of the Company" or any other similar knowledge qualification relating to the Company or the Sellers, means the Actual Knowledge of those persons listed on Disclosure Schedule 1.1(b) as the Knowledge Group (and not others) (collectively, the "Knowledge Group") following a reasonable investigation under the circumstances. For purposes of the foregoing definition, the parties agree that a "reasonable investigation under the circumstances" will be deemed to have occurred if the member of the Knowledge Group listed on Disclosure Schedule 1.1(b) communicates with the other Person or Persons also listed on such Schedule (next to the name of the member of the Knowledge Group) and inquires about the topic of the particular Section(s) of the Agreement so referenced.

        "Leased Real Property" means all of the material real property leased by the Company.

        "Legal Proceeding" has the meaning set forth in Section 3.10(a).

        "Liability" or "Liabilities" means any debt, obligation, duty or liability that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, consistently applied, but shall not include or extend to other debts, obligations, duties or liabilities of any other kind, character or description.

        "Lien" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance or restriction of any nature affecting property, real or personal, tangible or intangible.

        "Losses" means actual out-of-pocket losses, damages, liabilities and costs but shall not include (a) consequential, punitive, special, lost profits, exemplary, indirect or similar such measures of loss, (b) diminution in value losses or damages based on lost revenue or based on any type of multiplier or (c) costs and expenses of investigation (except to the extent related to a Third-Party Claim). The parties agree that in the event that meaningful benefits or rights are available to Buyer or its Affiliates because of the same matter, thing, act or omission giving rise to a Loss, then, in such event, "Loss" as used herein, shall be calculated on the basis of the net Loss so suffered and not the amount of gross Loss without regard to such benefits or rights.

        "Make Whole Amount" has the meaning set forth in Section 5.12(c).

        "Material Adverse Effect" means any durationally significant event, occurrence, fact, condition or change that individually or in the aggregate had or would reasonably be likely to have or give rise to a material adverse effect on (a) the business, results of operations, financial condition or assets of the Company, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform any of its material obligations under this Agreement or the other Transaction Documents; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company operates, provided, that such conditions do not have a materially disproportionate effect or impact on the Company; (iii) any change, effect or circumstance resulting from the consummation, planned consummation or announced consummation (including the announcement that Buyer is acquiror of the Company) of the transactions contemplated by this Agreement and the other Transaction Documents or an action required or permitted by this Agreement; (iv) any matter of which Buyer is aware on the date hereof; (v) the effect of any changes in any Applicable Law or GAAP, or in the interpretation thereof, provided such change is not applicable solely to Company; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God.

        "Material Contracts" means any of the following contracts entered into by the Company (to the extent such contracts are enforceable and executory):

          (a)   all contracts involving legally enforceable commitments to other Persons extending beyond one (1) year from the date hereof to make capital expenditures in excess of $250,000 per year and which are not terminable on less than thirty (30) days' notice without penalty;

          (b)   any written employment, confidentiality, non-competition, severance or termination agreements as to employees or consultants (providing personal services) involving the payment of $250,000 or more per year and which are not terminable on less than thirty (30) days' notice without penalty;

          (c)   any collective bargaining agreements;

          (d)   all contracts for Indebtedness;

          (e)   all contracts which, on their face, prohibit the Company from freely engaging in any business or competing anywhere in the world;

          (f)    all contracts (whether exclusive or otherwise) with any sales agent, representative, franchisee, dealer or distributor involving the payment or receipt of $250,000 or more per year which are not terminable on less than thirty (30) days' notice without penalty;

          (g)   all contracts that require the payment of royalties of $250,000 or more per year which are not terminable on less than thirty (30) days' notice without penalty; and

          (h)   all contracts with any Person or Governmental Authority involving the payment or receipt of $250,000 or more per year which are not terminable on less than thirty (30) days' notice without penalty.

        "Minimum Working Capital Target" means that number determined by subtracting $1,000,000 from the Working Capital Target.

        "Net Tax Benefit" has the meaning set forth in Section 7.4(e).

        "NISPOM" shall mean the National Industrial Security Program Operating Manual.

        "Non-Competition Agreements" has the meaning set forth in Section 2.6(a)(v).

        "NPL" has the meaning set forth in Section 3.16(e).

        "Objection Notice" has the meaning set forth in Section 2.5(b).

        "Owned Real Property" means all parcels and tracts of land in which the Company has a fee simple ownership interest, if any.

        "Percentage Interest" of a Seller means the percentage of Shares owned by such Seller immediately prior to the Closing as compared to all of the Sellers in the aggregate, as set forth on Disclosure Schedule 3.3.

        "Permitted Encumbrances" shall mean each of the following: (a) Liens for current Taxes and other governmental charges that are not yet delinquent; (b) Liens for Taxes, assessments, governmental charges, levies or claims, the non-payment of which is being contested in good faith or liens arising out of judgments or awards against the Company with respect to which at the time there shall be a prosecution for appeal or there shall be a proceeding to review and, in each case, the time limit has not yet run for such an appeal or review with respect to such judgment or award, but only to the extent that, with respect to the foregoing Liens in this clause (b), no foreclosure, sale or similar proceedings shall have been commenced with respect thereto; (c) Liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory liens incurred in the ordinary course of business; (d) Liens incurred in connection with worker's compensation and unemployment insurance or similar laws; (e) statutory landlords' liens; (f) with respect to any Real Property (i) zoning, building or similar restrictions relating to or affecting property, (ii) all matters of record and (iii) standard printed exceptions as would otherwise appear on a title insurance policy; provided that the encumbrances listed in (i) through (iii) above do not adversely affect in any material respect the use of such Real Property as currently used by the Company; and (g) unrecorded matters that do not adversely affect in any material respect the use of such property as currently used by the Company.

        "Permitted Liens" has the meaning set forth in Section 3.15.

        "Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

        "Post-Closing Tax Period" means any Tax period ending on or after the Closing Date; provided, however, if Buyer exercises the 338 Option, it shall mean any Tax period beginning after the Closing Date.

        "Pre-Closing Tax Period" means any Tax period ending at the end of the day on the day immediately prior to the Closing Date; provided, however, if Buyer exercises the 338 Option, it shall mean any Tax period ending on the Closing Date.

        "Privileged Materials" has the meaning set forth in Section 9.14.

        "Pro-Rata Share" has the meaning set forth in Section 9.13(b).

        "Purchase Price" has the meaning set forth in Section 2.2.

        "Real Property" means the Owned Real Property and the Leased Real Property.

        "Referenced Payment Report" has the meaning set forth in Section 2.3(f).

        "Related Investor" refers to that Person (or group of Persons) that has agreed with Buyer to invest in the equity securities thereof in connection with (or at or about the same time as) the transactions contemplated hereby.

        "Release" means any spilling, leaking, pumping, emitting, emptying, pouring, discharging, depositing, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances) into the environment.

        "Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, agents and Affiliates of such Person.

        "Required Consents" means those Consents that Buyer requires be obtained prior to the consummation of the transactions contemplated hereby, as set forth on Disclosure Schedule 3.6.

        "Restricted Data" has the meaning set forth in Section 4.10.

        "Restricted Stock Unit Agreements" has the meaning set forth in Section 5.3.

        "Retention RSUs" has the meaning set forth in Section 5.3.

        "RSUs" has the meaning set forth in Section 5.3.

        "Rule 144" means Rule 144 promulgated under the Securities Act or any successor provision.

        "Sarbanes-Oxley Act" has the meaning set forth in Section 4.9(b).

        "Schedule of Differences" has the meaning set forth in Section 2.5(a).

        "SEC" means the United States Securities and Exchange Commission or any successor thereto.

        "SEC Reports" has the meaning set forth in Section 4.9(a).

        "Section 338(h)(10) Election" has the meaning set forth in Section 5.12(a).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller Group" has the meaning set forth in Section 9.14.

        "Seller(s)" has the meaning set forth in the preamble.

        "Seller Releases" has the meaning set forth in Section 2.6(b)(iv).

        "Several Representations" has the meaning set forth in the lead-in to Article III.

        "Shareholder Agreements" shall mean any agreement, contract, understanding, course of conduct or other arrangement (whether verbal, in writing or otherwise) concerning or in any way relating to the Shares including, without limitation: (a) that certain Buy and Sell Agreement, dated December 21, 2006, between the Company and Gary Norman; (b) that certain Buy and Sell Agreement, dated December 21, 2006, between the Company and Leonard Reynen; (c) that certain Buy and Sell Agreement, dated December 30, 2007, between the Company and Doug Meyer; and (d) that certain Buy and Sell Agreement, dated December 21, 2006, between the Company and Peter Adamek.

        "Shareholder Representative" has the meaning set forth in the preamble.

        "Shares" has the meaning set forth in the recitals.

        "Short Year" has the meaning set forth in Section 5.11(b).

        "Special Representations" has the meaning set forth in Section 7.1(a).

        "Stock Purchase Price" has the meaning set forth in Section 2.2.

        "Straddle Period" has the meaning set forth in Section 5.11(d).

        "Tax" or "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Tax Contest" has the meaning set forth in Section 5.11(f).

        "Tax Report" has the meaning set forth in Section 5.12(b).

        "Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes.

        "Third-Party Claim" has the meaning set forth in Section 7.5(a).

        "Threat" or "Threatened" shall mean, with respect to the Company, that one or more members of the Knowledge Group had Actual Knowledge of the matter or thing which is the subject of the threat after making a reasonable investigation under the circumstances (with the phrase "reasonable investigation under the circumstances" having the same meaning as specified under the definition of "Knowledge of the Company"). For purposes of this definition, no matter or thing shall be regarded as a "Threat" unless and until facts are known that would lead a prudent Person under similar circumstances to conclude that a claim, proceeding, dispute or action is likely to be commenced, taken or pursued in the reasonably foreseeable future.

        "Transaction Dispute" has the meaning set forth in Section 9.10(b).

        "Transaction Documents" means this Agreement, the Escrow Agreement, the Employment Agreements, the Restricted Stock Unit Agreements, and such other documents, instruments and certificates as are necessary or appropriate to consummate the transactions contemplated herein and therein.

        "Transaction Expenses" shall mean (a) all fees, costs and expenses whether paid, accrued or incurred by the Company or the Sellers in connection with the process conducted by the Company leading to and including the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents, including, but not limited to, attorneys' fees and expenses of the Company and the Sellers, (b) Investment Banking Fees, and (c) Closing Date Compensation, and all employer payroll Taxes attributable to such Closing Date Compensation; provided, however, "Transaction Expenses" shall not include any internal costs, overhead or similar charges.

        "Transaction PPM" has the meaning set forth in Section 2.6(a)(iii).

        "Transfer Taxes" has the meaning set forth in Section 5.11(g).

        "WARN Act" has the meaning set forth in Section 3.19(p).

        "Working Capital" means as of a specified date (a) the sum of the current assets (other than Cash) of the Company (which for the avoidance of doubt will include, without limitation and without duplication, accounts receivable, unbilled receivables, employee advances, prepaid expenses, deposits, project inventory, inventory, work in process, finished goods and inventory reserve) minus (b) the sum of all current liabilities (other than any shareholder tax liabilities and Indebtedness (including the current portion of long-term debt)) of the Company (which for the avoidance of doubt will include, without limitation and without duplication, accounts payable (including, without limitation and without duplication, trade accounts payable not evidenced by a promissory note or other debt contract), unearned income, accrued expenses, amounts payable pursuant to operating leases, reimbursement or surety obligations or bonds, customer deposits, prepaids and deferred revenue), all as determined in accordance with GAAP, consistently applied throughout the periods involved and calculated in a manner consistent with the Company's historical accounting practices, policies, judgments and methodologies (but only to the extent such practices, policies, judgments and methodologies are consistent with GAAP); provided, however, that for purposes of determining Final Working Capital only, Working Capital shall be increased, on a dollar-for-dollar basis, if and to the extent of any Excess Cash. The parties agree that Working Capital shall be determined consistent with the illustration and notes set forth on Exhibit G attached hereto and incorporated herein by reference.

        "Working Capital Deficiency" has the meaning set forth in Section 2.5(c).

        "Working Capital Target" means $13,800,000.

ARTICLE II.
PURCHASE AND SALE

        Section 2.1    Purchase and Sale.    Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell to Buyer and Buyer shall purchase from each Seller (on a several and not joint and several basis), all of such Seller's right, title and interest in and to the Shares held by such Seller for the consideration specified herein.

        Section 2.2    Purchase Price.    The aggregate purchase price (the "Purchase Price") for the Shares is $155,000,000. The Purchase Price shall consist of $135,000,000 payable in cash (the "Cash Purchase Price") and $20,000,000 payable in shares of Buyer Common Stock (the "Stock Purchase Price"). The Cash Purchase Price will be subject to adjustment at Closing, as provided in Section 2.3(a) and, as specified therein, Section 2.5.

        Section 2.3    Payment of the Purchase Price.

          (a)   At Closing, Buyer shall pay to each Seller an amount of cash equal to the Closing Payment multiplied by the Percentage Interest applicable to such Seller. For purposes of this Agreement, "Closing Payment" shall mean an aggregate amount of cash equal to (i) the Cash Purchase Price, minus (ii) the Escrow Amount, minus (iii) the Expense Reserve Amount, minus (iv) Transaction Expenses, minus (v) any Excess Net Debt of the Company outstanding as of immediately prior to the Closing, minus (vi) the amount, if any, by which the Minimum Working Capital Target exceeds Estimated Working Capital, and minus (vii) 2012 Tax Distributions (without, in any scenario, double-counting any elements thereof).

          (b)   Upon the Closing, Buyer shall withhold an amount of cash equal to $10,675,000 (the "Escrow Amount") and deliver it to the Escrow Agent, to be held by the Escrow Agent as collateral and security for the rights of the Indemnified Parties under Section 2.5(c) and Article VII of this Agreement. The Escrow Amount, together with all interest and earnings thereon (the "Escrow Account"), shall be held by the Escrow Agent pursuant to the provisions of the Escrow Agreement. On the one (1) year anniversary of the Closing Date, the Escrow Agent shall deliver the funds in the Escrow Account as directed by the Shareholder Representative (and the Escrow Agent is hereby entitled to rely on such direction); provided, however, in the event that Buyer has then timely and properly submitted claims against such Escrow Account to the Shareholder Representative, the parties hereto agree that the Escrow Account (or such portion of the Escrow Account as shall be encumbered by timely and properly submitted claims) shall be maintained by the Escrow Agent for an additional ninety (90) days following the one (1) year anniversary of the Closing Date (the "Fifteen-Month Anniversary"). On the Fifteen-Month Anniversary, the Escrow Agent shall deliver the funds in the Escrow Account as directed by the Shareholder Representative (and the Escrow Agent is hereby entitled to rely on such direction). Following Closing, but prior to the one (1) year anniversary of the Closing Date or the Fifteen Month Anniversary, as the case may be, Buyer and the Shareholder Representative agree to provide joint written instructions to the Escrow Agent to release funds in the Escrow Account to Buyer where Buyer has made a proper and timely indemnification claim (including under Section 2.5(c) below) and the amount of such claim has been finally determined by the parties pursuant to the provisions of this Agreement. Buyer agrees to promptly (and, in any event, within three (3) Business Days) acknowledge and confirm, in writing, any advice or instruction provided to the Escrow Agent by the Shareholder Representative in accordance with the terms of this Section 2.3(b) if requested by the Escrow Agent or the Shareholder Representative.

          (c)   No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a reasonably detailed statement (the "Closing Date Net Debt Report") setting forth the exact amount of each item of Cash and Indebtedness of the Company as of the Closing (each item of Indebtedness set forth, or required to be set forth, on the Closing Date Net Debt Report, an item of "Closing Date Indebtedness" and the aggregate amount of such unpaid Indebtedness reflected, or required to be reflected, on the Closing Date Net Debt Report, the "Closing Date Indebtedness Amount"). Prior to Closing, Buyer shall have a reasonable opportunity to discuss such report with the Company and review such report and the underlying books and records of the Company related thereto. On the Closing Date, Buyer shall repay the Closing Date Indebtedness shown on the Closing Date Net Debt Report to the applicable obligees thereof by wire transfer as directed by the Company. The parties agree that Excess Net Debt, if any, (but not the aggregate amount of Indebtedness) shall reduce the Closing Payment on a dollar for dollar basis as contemplated by Section 2.3(a).

          (d)   At the Closing, Buyer shall deliver, or shall cause to be delivered, to the Sellers (in the aggregate), the number of shares of Buyer Common Stock equal to the Stock Purchase Price divided by the Issue Price (the "Closing Shares"). Each Seller shall receive his, her or its Percentage Interest of the Closing Shares by issuance of a duly executed stock certificate (if certificated) or by book entry (if uncertificated) but, in any event, Buyer shall ensure that, at Closing, the books and records of Buyer, including stock transfer ledger, shall reflect such ownership (without lien, claim or encumbrance of any kind, except as may be imposed by Applicable Law). In the event that the foregoing calculation results in a Seller being entitled to receive a fractional share of Buyer Common Stock (and Buyer is unable or unwilling to permit such fractional share ownership among its stockholders generally), in lieu of such fractional share, Buyer shall pay to such Seller an amount in cash equal to the value of such fractional share based upon the Issue Price.

          (e)   At the Closing, in order to establish a fund to, among other things, pay the costs and expenses of the Shareholder Representative and the Sellers after the Closing (including any and all costs and expenses arising from any dispute or disagreement involving this Agreement or Buyer), Buyer shall remit to the Escrow Agent, to be deposited into an account separate and apart from the Escrow Account (the "Expense Account"), an amount equal to $2,000,000 (the "Expense Reserve Amount") to be held by the Escrow Agent for the benefit of the Sellers pursuant to the terms of the Expense Agreement. Buyer shall have no interest whatsoever in the Expense Account (which has not been set aside as security for the Sellers' or the Company's obligations hereunder) and the Escrow Agent shall take instruction in connection therewith exclusively from the Shareholder Representative. Once deposited with the Escrow Agent, Buyer disclaims any and all right, title or interest in, to or under the Expense Reserve Amount. For income Tax reporting purposes, the Sellers shall be regarded as the owners of the Expense Account.

          (f)    No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a reasonably detailed statement (the "Referenced Payment Report") setting forth the exact amount of the Transaction Expenses and the 2012 Tax Distributions. Prior to Closing, Buyer shall have a reasonable opportunity to discuss the Referenced Payment Report with the Company and review such Referenced Payment Report and the underlying books and records of the Company related thereto. On the Closing Date, Buyer shall pay, on behalf of the Company, by wire transfer as directed by the Company (i) the Investment Banking Fees to JCP Securities, Inc., and (ii) such other Transaction Expenses on behalf of the Company, by wire transfer as directed by the Company. On the Closing Date, Buyer shall deposit, by wire transfer, the Closing Date Compensation directly with the Company, as directed by the Company. The Transaction Expenses (including the Closing Date Compensation) and the 2012 Tax Distributions, shall be deducted from the Cash Purchase Price as indicated by Section 2.3(a) above.

          (g)   By execution hereof, each of the Sellers hereby expressly acknowledges and agrees (i) that he, she or it understands the purchase price mechanics set forth herein (including the manner in which his, her or its Percentage Interest will be calculated) and (ii) to the deduction from the Cash Purchase Price for the items referenced herein, including the establishment of the Escrow Account and the Expense Account, the retention of the funds for such accounts and the distribution and use of those funds pursuant to the terms of this Agreement, the Escrow Agreement and the Expense Agreement.

        Section 2.4    Estimate of Working Capital.    No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer (a) an estimated unaudited balance sheet of the Company prepared in accordance with GAAP, consistently applied, which estimated unaudited balance sheet reflects estimated balances as of the Closing Date (but without giving effect to the Closing) (the "Estimated Balance Sheet"), and (b) an itemized good faith estimate of Working Capital as of the Closing Date (including the balances of each line item included within the definition of Working Capital) (but without giving effect to the Closing) ("Estimated Working Capital").

        Section 2.5    Final Working Capital Determination.

          (a)   Within one hundred twenty (120) days following the Closing Date, Buyer shall prepare (or cause to be prepared) and deliver to the Shareholder Representative (i) a proposed final unaudited balance sheet of the Company as of the Closing Date prepared in accordance with GAAP, consistently applied (but without giving effect to the Closing) (the "Closing Date Balance Sheet"), (ii) an itemized schedule of proposed Working Capital as of the Closing Date (including the balances of each line item included within the definition of Working Capital) (but without giving effect to the Closing) ("Closing Date Working Capital") and (iii) an itemized schedule of differences between the line items reflected in Buyer's Closing Date Working Capital calculation and the line items reflected in the Company's Estimated Working Capital calculation (and a reasonably detailed analysis of the basis, reason or rationale for the proposed change as well as supporting references to GAAP, this Agreement or Exhibit G, as the case may be) (the "Schedule of Differences"). Each of the Closing Date Balance Sheet, schedule of Closing Date Working Capital and Schedule of Differences (together, the "Final Determination Documents") shall be prepared by Buyer in good faith in accordance with this Agreement (including the definition of Working Capital contained herein) and in accordance with GAAP, consistently applied (but without giving effect to the Closing). Michel M. Fournier shall be provided with a reasonable opportunity to participate in, and be consulted during the preparation of, the Final Determination Documents and shall have the opportunity to review the Final Determination Documents prior to the time that they shall be delivered to the Shareholder Representative; provided, however, that in no event shall the Buyer's delivery of the Final Determination Documents to the Shareholder Representative be unreasonably delayed as a result of such review. Following delivery of the Final Determination Documents, the Shareholder Representative and her representatives and advisors shall have the right to visit the Company during normal business hours to verify and review such Final Determination Documents and the Company's books, records and accounting information relating thereto (including accountants' work papers, if any). Buyer agrees to use commercially reasonable efforts to respond (and to cause its agents, employees, advisors and representatives, including accountants, to use commercially reasonable efforts to respond) to reasonable inquiries from the Shareholder Representative related to such verification and review. Without limiting the generality of the foregoing, Buyer agrees to use commercially reasonable efforts to provide access to the necessary books and records of the Company electronically. If Buyer fails to deliver the Final Determination Documents within the period described, the Estimated Working Capital proposed by the Company prior to Closing shall be deemed, for all purposes hereunder, to be (and shall be conclusively regarded as) the Final Working Capital.

          (b)   If, within sixty (60) days following delivery of the Final Determination Documents to the Shareholder Representative, the Shareholder Representative has not delivered to Buyer written notice (the "Objection Notice") of her objections to the schedule of Closing Date Working Capital, including a statement describing in reasonable detail the basis of such objections, then Closing Date Working Capital, as set forth in such schedule, shall be deemed final and conclusive and shall be "Final Working Capital;" provided, however, the response period for the Objection Notice shall be extended to ninety (90) days in the event that the Final Determination Documents delivered by Buyer would, if accepted, result in an additional payment to Buyer under the terms hereof of $100,000 or more. If the Shareholder Representative delivers the Objection Notice within such prescribed period, then Buyer and the Shareholder Representative shall endeavor in good faith to resolve the objections, for a period not to exceed thirty (30) days from the date of delivery of the Objection Notice. In the event that Buyer and the Shareholder Representative shall resolve all objections set forth in the Objection Notice within such thirty (30) day period, Buyer and the Shareholder Representative shall execute a memorandum setting forth (i) the resolved item(s) and/or amount(s) and (ii) Final Working Capital, as calculated based on such resolved item(s) and/or amount(s). If, however, at the end of the thirty (30) day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted to an independent accounting firm (the "Independent Auditor"), mutually agreeable to Buyer and the Shareholder Representative, which firm shall resolve any objections that remain in dispute. Buyer and the Shareholder Representative shall use all commercially reasonable efforts to select the Independent Auditor within ten (10) days of the expiration of such period and to cause the Independent Auditor to resolve all disagreements as soon as practicable. The parties agree that (A) any Person proposed as an Independent Auditor must disclose, in writing to Buyer and the Shareholder Representative, any factors, relationships, current or prior engagements or similar matters that could reasonably be regarded as a conflict hereunder, (B) the Independent Auditor shall be retained jointly by Buyer and the Shareholder Representative, (C) the Independent Auditor shall be instructed by both the Shareholder Representative and Buyer, in writing within two (2) Business Days of its engagement, that it must remain neutral with respect to the dispute, (D) the Independent Auditor must make a final determination in accordance with a strict interpretation of the relevant provisions of this Agreement, (E) each will provide the Independent Auditor with such reasonable access to books, records and accounting information (including accountants' work papers) as the Independent Auditor regards as reasonably related or necessary to its assignment hereunder, (F) it will not engage, nor permit any of its employees, advisors, agents or Representatives to engage, in any ex parte communications with the Independent Auditor (it being the agreement between the parties that all communications between the Independent Auditor and any party shall be in writing, with a copy of the original communication, any response thereto and any other communication, to be delivered to the other party) and (G) the Independent Auditor will be required to provide a written report with respect to its determination hereunder. The determination by the Independent Auditor shall be binding on the parties and shall represent

  Final Working Capital, absent manifest error or a failure to adhere to the express terms of this Agreement. The Independent Auditor shall also determine the appropriate allocation of financial responsibility for the costs, fees and expenses of the Independent Auditor incurred in connection with the resolution of a dispute pursuant to this Section 2.5(b). Each party shall bear its own attorneys' fees associated with a dispute pursuant to this Section 2.5(b).

          (c)   If Final Working Capital as determined pursuant to this Section 2.5 is less than Estimated Working Capital, Buyer and the Shareholder Representative shall jointly provide written instruction to the Escrow Agent to return to Buyer from the Escrow Account, within ten (10) days after Final Working Capital has been determined, an amount in cash equal to the dollar amount of such deficiency, without interest (the "Working Capital Deficiency"); provided, however, that if the dollar amount of the Working Capital Deficiency exceeds the amount in the Escrow Account, such amount (the amount by which the Working Capital Deficiency exceeds the amount of the Escrow Account, the "Adjustments Deficiency") shall constitute Losses for which Buyer is entitled to indemnification pursuant to Article VII. If Final Working Capital exceeds Estimated Working Capital, then Buyer will deliver to the Shareholder Representative (or as instructed by the Shareholder Representative), within ten (10) days after Final Working Capital has been determined, an amount in cash, without interest, equal to the Excess Working Capital.

          (d)   Any distribution of Excess Working Capital to the Shareholder Representative pursuant to Section 2.5(c) shall be for the benefit of the Sellers as of immediately prior to the Closing, and shall be distributed by the Shareholder Representative to the Sellers in accordance with Section 2.3(a). The parties agree that any Excess Working Capital payable by Buyer pursuant to this Section 2.5 shall be paid to the Sellers in their capacity as shareholders of the Company and does not constitute payment to any Person in their capacity as an employee or independent contractor of the Company or Buyer. Accordingly, the parties agree to report any Excess Working Capital paid pursuant to this Section 2.5 as an adjustment to the Purchase Price and, furthermore, each party agrees not to initiate any Tax filing or Tax-related Legal Proceeding in which such party takes a position inconsistent with the position expressed in the second sentence of this paragraph.

        Section 2.6    Transactions to be Effected at the Closing.

          (a)   At the Closing, Buyer shall deliver to the Company and/or the Sellers, as appropriate:

              (i)  the portion of the Closing Payment to be paid to the Sellers under the terms hereof by wire transfer of immediately available funds to an account or accounts designated in writing by the Company or the Shareholder Representative to Buyer no later than one (1) Business Day prior to the Closing Date;

             (ii)  stock certificates (if certificated) or proof of book entry if uncertificated, in any case, registered in the name of each Seller, evidencing the Closing Shares to be issued to such Seller;

            (iii)  any and all documents and instruments (including, if applicable, a private placement memorandum) necessary to issue the Closing Shares in accordance with Regulation D of the Securities Act and other provisions of Applicable Law (the "Transaction PPM");

            (iv)  stock certificates (if certificated) or proof of book entry if uncertificated, in any case, registered in the name of the Key Managers, evidencing the Retention RSUs;

             (v)  non-competition, non-solicitation and confidentiality agreements with each Seller, substantially on the terms set forth in Exhibit B (the "Non-Competition Agreements"), duly executed by Buyer;

            (vi)  an acknowledgement of each Seller Release, duly executed by Buyer; and

           (vii)  evidence, in form and substance satisfactory to the Company and the Shareholder Representative, that Buyer has fully funded, contingent upon the Closing, the Escrow Amount, Expense Reserve Amount, Closing Date Indebtedness Amount and the Transaction Expenses.

          (b)   At the Closing, the Sellers and/or the Company, as appropriate, shall deliver to Buyer:

              (i)  stock certificates representing the Shares, duly endorsed in blank (or accompanied by stock powers or other instruments of transfer duly executed in blank) and otherwise in proper form for transfer;

             (ii)  a counterpart to the Escrow Agreement, duly executed by the Shareholder Representative;

            (iii)  a counterpart to each Non-Competition Agreement, duly executed by the appropriate Seller;

            (iv)  releases of each Seller, in the form of Exhibit C (the "Seller Releases"), executed by each Seller and the Company and duly acknowledged by Buyer; and

             (v)  a certificate conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3).

        Section 2.7    Closing.    Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., central time, no earlier than July 2, 2012 and no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, Texas 75201, or at such other time or on such other date or at such other place as the Company, the Shareholder Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time indicated and the place determined will not result in the termination of this Agreement, nor relieve any party of any obligation hereunder.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

        Except as set forth in the Disclosure Schedules, (a) the Company represents and warrants to Buyer that the statements contained in this Article III are true and correct and (b)(i) each Seller, other than Michel M. Fournier and Amy Fournier, represents and warrants (severally with respect to himself or herself, as the case may be, and not jointly and severally with others) to Buyer that the statements contained in Section 3.3 and Section 3.5 (the "Several Representations") are true and correct and (ii) Michel M. Fournier and Amy Fournier represent and warrant (jointly and severally with respect to each other only) to Buyer that the Several Representations are true and correct, as follows:

        Section 3.1    Good Standing and Other Matters.    The Company is duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. A true, correct and complete copy of (a) the articles of incorporation and bylaws, including all amendments thereto, of the Company, (b) the stock ledger of the Company, and (c) the minutes of the meetings of the shareholders of the Company, the board of directors of the Company or any committee thereof in which, in any case, material corporate actions were taken (the items described in (a), (b) and (c) above, collectively, the "Constituent Documents"), other than minutes relating to the process leading up to the transactions contemplated hereby, have been furnished or made available to Buyer or its Representatives. Except as set forth in Disclosure Schedule 3.1, there has not been any material breach of the Constituent Documents referenced in (a) above. The jurisdictions in which the Company is qualified to do business as of the date hereof and as of the Closing Date, are set forth on Disclosure Schedule 3.1. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other business name other than "Composit Engineering," "Composite Engineering," "Composite Engineering, Inc.," "CEI," "CEi" or common derivatives thereof. Disclosure Schedule 3.1 accurately sets forth, as of the date hereof and as of the Closing Date, (i) the names of the members of the board of directors of the Company and (ii) the names and titles of the corporate officers of the Company.

        Section 3.2    Capitalization of the Company.    As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000,000 shares of common stock, no par value, of which 300,000 shares are issued and outstanding. The Company holds no treasury shares. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company's shareholders may vote are issued or outstanding. All issued and outstanding Shares (a) are duly authorized, validly issued, fully paid and nonassessable, (b) were not issued in breach of any preemptive rights and (c) were issued in compliance in all material respects, with Applicable Laws. Except as set forth on Disclosure Schedule 3.2, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; and (iii) no subscriptions, options, warrants, calls, rights, legally binding commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 3.3    Ownership of Shares.    Except as set forth on Disclosure Schedule 3.3, each Seller is the record and beneficial owner of all of the Shares listed opposite such Seller's name on Disclosure Schedule 3.3, free and clear of any and all Liens, rights of first refusal or "put" or "call" rights created by statute, the Constituent Documents, or any contract to which the Company is a party or by which the Company is bound, other than Liens and other matters disclosed on Disclosure Schedule 3.3 (which, except as set forth thereon, are to be discharged at Closing). Except as set forth on Disclosure Schedule 3.3, the number of Shares set forth as being owned by such Seller on Disclosure Schedule 3.3 constitutes the entire interest of such Seller in the issued and outstanding capital stock or voting securities of the Company. Except as set forth on Disclosure Schedule 3.3, the assignments, endorsements, powers and other instruments of transfer delivered by the Seller at the Closing will be sufficient to transfer to Buyer the Seller's entire right, title and interest, legal and beneficial, to such Shares.

        Section 3.4    Subsidiaries.    Except as set forth on Disclosure Schedule 3.4, the Company does not own, beneficially or otherwise, any shares, membership interests or other securities of, or any direct or indirect equity or other financial interest in, any other entity and is not obligated to make any future investment in or capital contribution to any entity.

        Section 3.5    Authority.    Each of the Sellers and the Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Sellers (if applicable) and the Company have been duly authorized by all necessary corporate action on the part of the Sellers (if applicable) and the Company. This Agreement and each of the other Transaction Documents to which any Seller and/or the Company is or will be a party have been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Sellers and/or the Company, as applicable, and, assuming that this Agreement and the other Transaction Documents to which any Seller and/or the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Sellers and/or the Company, enforceable against the Sellers and/or the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        Section 3.6    No Conflict; Required Filings and Consents.    The execution, delivery and performance by the Company and the Sellers of this Agreement and the other Transaction Documents to which any of them is a party do not, and the consummation by the Company and the Sellers of the transactions contemplated herein and therein will not, directly or indirectly (with or without due notice or lapse of time): (a) violate or result in any breach of any provision of the Constituent Documents of the Company; (b) except as set forth on Disclosure Schedule 3.6, materially violate or result in a material violation or material breach of, or constitute a material default under, any of the terms, conditions or provisions of any Material Contract or any other material agreement to which the Company is a party; (c) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, materially violate any Applicable Law binding upon the Company or any Seller; or (d) result in the imposition or creation of any Lien on any asset of the Company or any of the Shares held by any Seller. No Consent of any Governmental Authority or other Person is required by the Company or any Seller in connection with the execution, delivery and performance by the Company and the Sellers of this Agreement and the other Transaction Documents to which any of them is a party or the consummation by the Company and the Sellers of the transactions contemplated herein or therein, except for (i) the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and (ii) such Consents set forth in Disclosure Schedule 3.6.

        Section 3.7    Financial Statements; Absence of Certain Changes or Events.

          (a)   The Company has furnished or made available to Buyer or its Representatives copies of (i) the audited balance sheets of the Company as of December 31, 2011 and 2010 together with the audited statements of operations and cash flows of the Company for each of the years then ended, and the related notes thereto, accompanied by the reports thereon of Moss-Adams LLP, independent public accountants, and (ii) the unaudited balance sheet of the Company as of January 28, 2012 (the "Balance Sheet"), together with the related unaudited statements of operations and cash flows of the Company for the period then ended (such audited and unaudited financial statements collectively being referred to herein as the "Financial Statements"). The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP consistent with past practice (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present, in accordance with GAAP, the financial position of the Company at the dates thereof and the results of operations of the Company for the respective periods indicated. The Company is not a party to any "off-balance sheet arrangements" (as defined by the SEC in Item 303 of Regulation S-K) the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.

          (b)   To the Knowledge of the Company, no fraud has occurred in connection with the preparation of the Financial Statements and the transactions reflected in or by the Financial Statements represent bona fide transactions.

          (c)   As of the date hereof, the Company has the outstanding Indebtedness set forth on Disclosure Schedule 3.7(c) only. The Company has no material Liabilities, except for: (i) Liabilities set forth in or referenced on the Balance Sheet (including the notes thereto, if any); (ii) Liabilities that have been incurred by the Company since the date of the Balance Sheet in the ordinary course of business and generally consistent with past practices; and (iii) Liabilities reasonably identified on Disclosure Schedule 3.7 (c).

          (d)   Except as set forth on Disclosure Schedule 3.7(d)(i), or as provided in or contemplated by this Agreement or the other Transaction Documents, since January 28, 2012 (the "Balance Sheet Date") and prior to the date of this Agreement, the Company has conducted its business in all material respects in the ordinary course of business and generally consistent with the past practices of the Company. Except as set forth on Disclosure Schedule 3.7(d)(ii), since the Balance Sheet Date there has not occurred, and the Company has not incurred or suffered, any Material Adverse Effect.

          (e)   Except as set forth on Disclosure Schedule 3.7(e) or as otherwise contemplated by these transactions, since the Balance Sheet Date, there has not been any:

              (i)  change in any authorized or issued capital stock of the Company; grant of any stock, option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock of the Company, other than periodic tax distributions to the Sellers;

             (ii)  amendment to the Constituent Documents of the Company;

            (iii)  (A) grant of any severance or termination pay to any director, officer, employee or other representative of the Company, (B) material increase in compensation or other benefits payable to any employee, consultant or other representative of the Company (providing personal services), (C) establishment, adoption or amendment of any employee benefit plan (other than to comply with Applicable Laws), or (D) hiring of any new director, consultant (providing personal services), officer or any other employee with an annual base compensation in excess of $150,000 other than, in each case, in the ordinary course of business and generally consistent with past practice;

            (iv)  loan, advance or capital contribution to, or investment in, any Person by the Company, other than loans, advances or capital contributions or investments made in the ordinary course of business generally consistent with past practices, intercompany transactions and periodic tax distributions to the Sellers;

             (v)  write off or write down of, or determination to, write off or write down, any of the assets or properties of the Company other than in the ordinary course of business generally consistent with past practices;

            (vi)  material change in the Tax elections, accounting methods or accounting practices used by the Company (except to the extent reflected in the Financial Statements);

           (vii)  single capital expenditure that exceeds $250,000;

          (viii)  (A) acquisition, lease or license of any material right or other material asset from any other Person, (B) sale, assignment, transfer or other disposition of, or lease or license of, any material right or other material asset to any other Person or (C) waiver or relinquishment of any material right, except, in each case, in the ordinary course of business generally consistent with past practice;

            (ix)  creation, incurrence, assumption or guarantee of any Indebtedness, or Lien (other than Permitted Liens) placed on any of the assets or properties of the Company, except in the ordinary course of business generally consistent with past practice; or

             (x)  agreement, whether oral or written, by the Company to do any of the foregoing.

        Section 3.8    Bank Accounts; Receivables; Inventories.

          (a)   Disclosure Schedule 3.8(a) contains an accurate, correct and complete list of the names and addresses of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

          (b)   Disclosure Schedule 3.8(b) sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the Balance Sheet Date and the amounts of accounts receivable. All existing accounts receivable (including those accounts receivable that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since the date of the Balance Sheet and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions.

          (c)   The inventories of the Company (other than inventoried costs relating to long-term contracts and programs) recorded on the Financial Statements for the period ended December 31, 2011 are stated at the lower of cost (determined on the first in, first-out method) or market.

        Section 3.9    Compliance with Applicable Laws.

          (a)   Except as set forth on Disclosure Schedule 3.9(a), the Company (i) during the five (5) years preceding the Closing Date, has complied in all material respects with all Applicable Laws, and (ii) holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the "Company Permits"). Disclosure Schedule 3.9(a) sets forth an accurate and complete list of each Company Permit that is held by the Company (or for which the Company has applied) that relates to the business of, or any of the assets owned or used by, the Company, all of which are valid and in full force and effect. Except as set forth on Disclosure Schedule 3.9(a), the Company is in material compliance with the terms of the Company Permits. Except as set forth on Disclosure Schedule 3.9(a), no investigation or review by any Governmental Authority is pending or, to the Knowledge of the Company, Threatened. Disclosure Schedule 3.9(a) sets forth, as of the date of this Agreement, an accurate and complete list of each Governmental Order to which the Company, or any of the assets owned or used by it, is or has been subject. The Company is in material compliance with the terms of each Governmental Order.

          (b)   Except as set forth on Disclosure Schedule 3.9(b), to the Knowledge of the Company, the Company is in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations and associated executive orders, and the Applicable Laws implemented by the Office of Foreign Assets Control, United States Department of the Treasury (collectively, the "Export Control Laws"). Except as set forth on Disclosure Schedule 3.9(b), neither the Company nor any Seller has received, during the last three

  (3) years, any communication that Threatens that the Company is not, or may not be, in material compliance with, or has or may have, any material Liability under the Export Control Laws which has not to the Knowledge of the Company been resolved.

          (c)   Except as set forth on Disclosure Schedule 3.9(c), the Company and to the Knowledge of the Company, its officers, managers, directors, employees and other Persons associated with the Company or acting on its behalf, are in compliance in all material respects with all applicable statutory and regulatory requirements under the Foreign Corrupt Practices Act of 1977, and any similar anti-corruption or anti-bribery laws applicable to the Company in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the "FCPA"). Neither the Company nor any Seller has received any communication from any person, entity or Governmental Authority that Threatens that the Company, or any agent thereof is, or may be, in violation of, or has or may have, any material Liability under, the FCPA which has not been resolved. The Company maintains a written FCPA policy intended to facilitate compliance with the FCPA and the Company believes that such policy is reasonable under the circumstances (when compared to other companies of generally similar size and scope).

          (d)   For purposes of this Section 3.9, the term "Applicable Laws," as used in clause (a) above, shall not include any Environmental Laws, any Applicable Laws relating to Taxes or the subject matters of Sections 3.16, 3.17 or 3.19.

        Section 3.10    Absence of Litigation.

          (a)   Except as set forth on Disclosure Schedule 3.10(a), there is no material claim, action, suit, inquiry, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), litigation, hearing, audit, examination, investigation, grievance or arbitration (each a "Legal Proceeding") by or before any court, arbitrator or other Governmental Authority pending or, to the Knowledge of the Company, Threatened against or involving the Company or any of the assets owned, used or controlled by the Company.

          (b)   Except as set forth on Disclosure Schedule 3.10(b), (i) no Seller has been a defendant in any Legal Proceeding, nor has any Legal Proceeding been Threatened against any Seller during the five (5) year period immediately preceding the date hereof with respect to its ownership or operation of the Company, (ii) no Seller is a party to or subject to the provisions of any Governmental Order with respect to the Company or its business, and (iii) no Seller is subject to any settlement agreement or similar negotiated resolution of any prior Legal Proceeding that materially impacts the Company or its business.

        Section 3.11    Insurance.    Set forth on Disclosure Schedule 3.11, as of the date of this Agreement, is a true, correct and complete list of all insurance policies maintained by the Company, or under which the Company is the beneficiary, including, without limitation, workers' compensation, title, fire, general liability, fiduciary liability, directors' and officers' liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company and all issued fidelity bonds that are, in each case, material to the Company (other than those issued or held exclusively in connection with Classified Contracts). Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and generally consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth on Disclosure Schedule 3.11 is in full force and effect and all premiums due with respect to such policies are currently paid. To the Knowledge of the Company, there has not been any Threatened termination of any of those policies. As of the date of this Agreement, the Company has not failed to give in a timely manner any notice of any material pending claim that is reasonably likely to be insured under any such policy required to be listed on Disclosure Schedule 3.11 and, to the Knowledge of the Company, there are no claims that have been denied or disputed by the insurer during the last year which the Company reasonably intends to contest.

        Section 3.12    Owned Real Property.    The Company does not own any Owned Real Property.

        Section 3.13    Leased Real Property.    Set forth on Disclosure Schedule 3.13(a) is a list of all Leased Real Property. Each lease set forth on Disclosure Schedule 3.13(a) is a valid and binding obligation of the Company and (subject to any of such leases being terminated in the ordinary course of business and generally consistent with past practices of the Company and in accordance with the terms thereof) is in full force and effect. To the Knowledge of the Company, except as otherwise set forth on Disclosure Schedule 3.13(b), (a) neither the Company nor the landlord is in default in any material respect under any lease set forth on Disclosure Schedule 3.13(a) and (b) there are no condemnation proceedings pending or Threatened as to any Leased Real Property. To the Knowledge of the Company, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy.

        Section 3.14    Tangible Property.    The Company owns, or holds pursuant to valid and enforceable leases, all the tangible properties and assets of the Company (excluding Real Property) that are material to the conduct of the business of the Company as it is currently conducted, and on the Closing Date such tangible assets will be free and clear of all Liens, with only such exceptions as constitute Permitted Liens or Liens related to Indebtedness to be paid by Buyer at Closing. Such tangible properties and assets of the Company are in sufficiently good operating condition (except for ordinary wear and tear) to allow the business of the Company to be operated in the ordinary course of business and generally consistent with past practices of the Company.

        Section 3.15    Liens and Encumbrances.    All of the material tangible assets of the Company are free and clear of all Liens except (a) Permitted Encumbrances and (b) Liens set forth on Disclosure Schedule 3.15 (the Liens referred to in clauses (a) and (b) being "Permitted Liens"). None of the material owned (but not licensed) Intellectual Property of the Company currently used in the business has been pledged, licensed or otherwise hypothecated except in connection with (i) Permitted Encumbrances, (ii) Permitted Liens and (iii) the ordinary course of business.

        Section 3.16    Environmental Matters.    Except as otherwise set forth on Disclosure Schedule 3.16:

          (a)   The Real Property and the operations of the Company thereon comply in all material respects with all applicable Environmental Laws.

          (b)   No judicial or administrative proceedings or investigations are pending or, to the Knowledge of the Company, Threatened, against the Company alleging the violation of any applicable Environmental Laws or requiring any remediation on any Real Property that are necessary to comply with any applicable Environmental Laws and that have not been resolved and, to the Knowledge of the Company, no written notice from any Governmental Authority or any private or public Person has Threatened any violation of any applicable Environmental Laws at any Real Property.

          (c)   Disclosure Schedule 3.16(c) sets forth an accurate and complete list of all material permits, registrations, licenses and authorizations required to be obtained or filed by the Company under any applicable Environmental Laws in connection with the Company's operations and the Company is in material compliance with the terms and conditions of all such material permits, registrations, licenses and authorizations.

          (d)   To the Knowledge of the Company, all Hazardous Substances used or generated by the Company at or on any of the Real Property have been generated, managed, stored, transported, treated, recycled and disposed of in material compliance with Environmental Laws. Except as set forth on Disclosure Schedule 3.16(d), to the Knowledge of the Company, there is not nor has there been any Release of Hazardous Substances at, on, about or under the Real Property that would reasonably be expected to impact any surrounding property, which would give rise to Liability under any Environmental Law. Except to the extent set forth on Disclosure Schedule 3.16(d), the

  Company has not entered into or agreed to enter into, any Governmental Order, and is not subject to any Governmental Order relating to Hazardous Substances under any applicable Environmental Law.

          (e)   The Company has not received any written notification from any source advising the Company that (i) it is a potentially responsible party under CERCLA or any other applicable Environmental Laws, (ii) any Real Property is identified or proposed for listing as a federal National Priorities List ("NPL") (or state equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") (or state-equivalent) site or (iii) any facility to which it currently transports or otherwise arranges for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state equivalent) site or CERCLIS (or state-equivalent) site.

          (f)    Within the last two years, the Company has not at any time been subject to any Legal Proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws.

          (g)   Disclosure Schedule 3.16(g) sets forth, as of the date of this Agreement, a true and correct list of all documents that contain any environmental reports, investigations and/or audits relating to the Real Property which were performed or conducted by the Company or on its behalf during the past two (2) years and which the Company has possession of. A complete and accurate copy of each such document has been provided to Buyer.

        Section 3.17    Taxes.    Except as set forth on Disclosure Schedule 3.17:

          (a)   (i) All Tax Returns relating to income Taxes and all other material Tax Returns which are required to be filed by the Company on or before the Closing Date have been or will be filed by the Closing Date; (ii) all such Tax Returns are or will be true, correct and complete in all material respects; (iii) all Taxes of the Company shown due on such Tax Returns have been or will be paid in full by the Closing Date; and (iv) all material withholding Tax requirements imposed on or with respect to the Company on or before the Closing Date have been or will be satisfied in full in accordance with all Applicable Laws by the Closing Date.

          (b)   As of the date of this Agreement, there is not in force (i) any extension of time with respect to the due date for the filing of any material Tax Return by the Company or (ii) any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company.

          (c)   No outstanding claim, assessment or deficiency against the Company for any Taxes has been asserted in writing by any Government Authority.

          (d)   There is no existing Tax sharing agreement that may or will require that any payment be made by the Company on or after the Closing Date.

          (e)   There is no contract, agreement, plan or arrangement covering any Person that, individually or in the aggregate, as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount (or the accelerated vesting of any amount) that would not be deductible by the Company by reason of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

          (f)    To the Knowledge of the Company, no federal, state, local or foreign audits or other administrative proceedings, discussions or court proceedings are presently in progress or pending with regard to any material Taxes or material Tax Returns of the Company.

          (g)   The Company is not liable for (i) Taxes of any predecessor or (ii) Taxes of any other person (except for the Company) under Treasury Regulation Section 1.1502-6.

          (h)   The Company is not (and never has been) a "United States real property corporation" within the meaning of Code Section 897(c)(2).

          (i)    To the Knowledge of the Company, the Company, for any taxable year not closed by the applicable statute of limitations, has not entered into a transaction that is a "listed transaction" (irrespective of the effective date) within the meaning of Treasury Regulation Section 6011-4(b)(2).

          (j)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

              (i)  change in method of accounting for a taxable period ending on or prior to the Closing Date;

             (ii)  "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

            (iii)  intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

            (iv)  installment sale or open transaction disposition made on or prior to the Closing Date; or

             (v)  prepaid amount received on or prior to the Closing Date.

          (k)   The Company is, and at all times since July 1, 2002 has been, a valid S corporation, as defined by Section 1361 of the Code, and, to the extent available, a valid S corporation since July 1, 2002 for each state in which it files state income Tax Returns. At no time on or after July 1, 2002, has the Company experienced any of the following: (i) any corporate level tax event under Section 1374 or any other provision of the Code other than any event that will take place as a result of the Closing; or (ii) any type or form of voluntary, involuntary or inadvertent termination of its S corporation status other than the termination that will take place as a result of the Closing.

        Section 3.18    Material Contracts.    Set forth on, or incorporated by reference into, Disclosure Schedule 3.18, as of the date of this Agreement, is a true, correct and complete list of all Material Contracts (other than Classified Contracts) to which the Company is a party or by which the Company is otherwise bound (although the parties confirm that inclusion of an agreement, contract or instrument on such Disclosure Schedule 3.18 shall not, in and of itself, cause such agreement, contract or instrument to be deemed a Material Contract unless it shall meet the definition set forth in Article I hereof). Except as set forth on Disclosure Schedule 3.18, a true, correct and complete copy of each Material Contract has been furnished or made available to Buyer or its Representatives; provided, however, the Company has not furnished nor made available (and Buyer confirms that the Company has not furnished nor made available) any Classified Contract. All Material Contracts containing a U.S. choice of law provision are legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, in accordance with their terms and Applicable Law, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by court-appointed equitable principles. Except as set forth on Disclosure Schedule 3.18, the Company has, and to the Knowledge of the Company, the other parties to the Material Contracts have, performed all of their respective material obligations required to be performed under the Material Contracts. The Company is not, and to the Knowledge of the Company, the other parties to the Material Contracts are not, in material default under any such Material Contract, except as set forth on Disclosure Schedule 3.18. To the Knowledge of the Company, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a material default under any Material Contract, except as set forth on Disclosure Schedule 3.18.

        Section 3.19    ERISA Compliance; Labor.

          (a)   Set forth on Disclosure Schedule 3.19(a) is a list of all Employee Benefit Plans. No Employee Benefit Plan benefits individuals who reside outside of the United States or is subject to laws other than the laws of the United States.

          (b)   Neither the Company nor any other entity required to be aggregated with the Company under Section 414(b), 414(c), 414(m) or 414(o) of the Code (the "Aggregated Group") sponsors, and neither the Company nor any member of the Aggregated Group has sponsored within the last six (6) years, a "defined benefit plan," as such term is defined in Section 3(35) of ERISA.

          (c)   Except as set forth on Disclosure Schedule 3.19(c), no Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or applicable state continuation coverage rules.

          (d)   To the Knowledge of the Company, no "prohibited transaction," as such term is described in Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans that would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

          (e)   Neither the Company nor any member of the Aggregated Group is contributing to, has contributed to, or has been obligated to contribute to (i) any "multiemployer plan," as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) any employee pension benefit plan (as defined in Section 3(2) of ERISA, whether or not excluded from coverage under ERISA) for the benefit of current or former employees subject to Sections 412 or 430 of the Code or Section 302 or Title IV of ERISA, (iii) a voluntary employees' beneficiary association (VEBA) within the meaning of Section 501(c)(9) of the Code, or (iv) a multiple employer welfare arrangement (MEWA) within the meaning of Section 3(40)(A) of ERISA.

          (f)    To the Knowledge of the Company, there exists no condition that would subject the Company or any member of the Aggregated Group to any material liability under the terms of the Employee Benefit Plans or Applicable Laws other than any payment of benefits in the normal course of plan operation.

          (g)   The Company maintains one (1) Employee Benefit Plan intended to comply with the requirements of Section 401(a) of the Code and it has adopted a volume submitter plan document sponsored by Fidelity Investments and nothing has occurred since the date such volume submitter document was adopted that, to the Knowledge of the Company, is reasonably expected to adversely effect the qualification of such Employee Benefit Plan (or the tax-exempt status of the related trust).

          (h)   Except as set forth on Disclosure Schedule 3.19(h)(i), true, correct and complete copies of each of the Employee Benefit Plans and all related trust documents, insurance contracts and other funding agreements which implement each Employee Benefit Plan, and the most recent determination letters, if applicable, have been made available to Buyer or its representatives for review, along with the three (3) most recent reports filed on Form 5500, if required to be filed, and the most recent summary plan description with respect to each Employee Benefit Plan. Except as set forth on Disclosure Schedule 3.19(h)(ii), all material reports and disclosures relating to the

  Employee Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in accordance with Applicable Laws.

          (i)    Each Employee Benefit Plan complies in all material respects in form and in operation with Applicable Laws and the Company has performed and complied in all material respects with all of its obligations under and with respect to the Employee Benefit Plans. Except as set forth on Disclosure Schedule 3.19(i), there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, Threatened against, or with respect to, any of the Employee Benefit Plans. All contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. To the Knowledge of the Company, (i) there is no proceeding or other matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service or the Department of Labor other than as described on Disclosure Schedule 3.19(i), and (ii) no such proceeding or other matter is Threatened.

          (j)    Each Employee Benefit Plan may be terminated by the Company, as provided in the Employee Benefit Plan, other than benefits protected under Section 411(d) of the Code, on and after the Closing, without further material liability to the Company (excluding ordinary administrative expenses and routine claims for benefit plans). The Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Employee Benefit Plan or (ii) adopt, amend or terminate any Employee Benefit Plan, other than any amendment required by Applicable Laws.

          (k)   Except as set forth on Disclosure Schedule 3.19(k), (i) the Company is not a party to any collective bargaining agreement, and no labor strike, lock out, slowdown or work stoppage is or within the past two (2) years has been, pending or, to the Knowledge of the Company, Threatened against the Company; (ii) to the Knowledge of the Company, there have been no organizational efforts by any union to become the bargaining representative of the employees of the Company, or any group thereof, and there has been no election nor any filed position of any such bargaining representative within the past two (2) years; and (iii) the Company (A) is not engaged in any unfair labor practices, does not have any unfair labor practice charges or complaints before the National Labor Relations Board or other Governmental Authority pending or, to the Knowledge of the Company, Threatened against it and (B) has not received written notice of any investigations, charges, complaints, arbitrations or proceedings pending or, to the Knowledge of the Company, Threatened against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices.

          (l)    [Intentionally Left Blank]

          (m)  Except as set forth on Disclosure Schedule 3.19(m), the Company has not made any commitments to any officer, current or former employee, consultant or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated by this Agreement. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will result (either alone or in combination with any other event) in (i) any payment of, or increase in, remuneration or benefits, to any current or former employee, officer, manager, director or consultant (providing services in the nature of personal services) of the Company, (ii) any cancellation of indebtedness owed to the Company by any current or former employee, officer, manager, director or consultant, (iii) the acceleration of the vesting, funding or time of any payment or benefit to any current or former employee, officer, manager, director or consultant or (iv) any "parachute payment" within the meaning of Section 280G (whether or not such payment is considered to be reasonable compensation for services rendered).

          (n)   Disclosure Schedule 3.19(n) sets forth an accurate and complete list of the names, titles and base salaries (or, as applicable, hourly wages) of all employees as of March 1, 2012.

          (o)   Disclosure Schedule 3.19(o) accurately identifies each former employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee's employment with the Company, and accurately describes such benefits.

          (p)   Except as set forth on Disclosure Schedule 3.19(p), the Company has complied in all material respects with all Applicable Laws relating to employment, employment practices, wages, hours, immigration control, employee safety, bonuses and terms and conditions of employment, including, but not limited to, Applicable Laws relating to job applicants and laws relating to employee background checks. Except as set forth on Disclosure Schedule 3.19(p), no Legal Proceeding that arises out of the current, former or potential employment relationship between the Company and any of its current, former or potential employees has been filed or is pending or, to the Knowledge of the Company, Threatened. The Company has not been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, or any similar law requiring advance notice of a mass layoff or plant closing or other similar event requiring advance notice to any employee, employee representative or Governmental Authority (collectively, the "WARN Act").

          (q)   The Company has maintained and currently maintains insurance as required by Applicable Laws with respect to workers' compensation claims and unemployment benefits claims.

        Section 3.20    Intellectual Property.    Set forth on Disclosure Schedule 3.20(a) is a list of all issued patents and pending patent applications (other than those subject to a secrecy order from any Governmental Authority), registered trademarks and registered domain names owned by the Company and used in the United States. To the Knowledge of the Company, the Company owns, or has the license or right to use in the United States, all material Intellectual Property currently used and necessary to conduct its business as presently conducted, except to the extent set forth on Disclosure Schedule 3.20(b). No third party has, to the Knowledge of the Company, Threatened a claim against the Company that the Company is infringing the Intellectual Property of such third party, except to the extent set forth on Disclosure Schedule 3.20(c). To the Knowledge of the Company, no third party is infringing in any material respect the material Intellectual Property owned or exclusively licensed by the Company.

        Section 3.21    Broker's Commissions.    Except as set forth on Disclosure Schedule 3.21, neither the Company nor any Seller has, directly or indirectly, entered into any agreement with any Person that would obligate Buyer, the Company or any Seller to pay any commission, brokerage fee or "finder's fee" in connection with the transactions contemplated herein.

        Section 3.22    Government Contracts.

          (a)   Disclosure Schedule 3.22(a)(i) sets forth an accurate and complete list of all material Government Contracts (other than Classified Contracts), including contract name and contract numbers, as well as an approximate estimate of the Company's funded and unfunded backlog as of February 25, 2012; it being expressly understood that the Company makes no representation that the backlog will result in actual orders. Except as set forth in Disclosure Schedule 3.22(a)(ii), a true, correct and complete copy of each of the material Government Contracts, and all amendments thereto, has been provided to Buyer; provided, however, the Company has not furnished nor made available (and Buyer confirms that the Company has not furnished or made available) any Classified Contract. Each material Government Contract containing a U.S. choice of law provision is legal, valid, binding, enforceable and in full force and effect against the Company and, to the

  Knowledge of the Company, the other party or parties thereto, in accordance with their terms and Applicable Law, except as enforceability of such contract may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other Person who is a party to any material Government Contract is in material default thereunder, except as set forth on Disclosure Schedule 3.22(a)(iii).

          (b)   Except as set forth on Disclosure Schedule 3.22(b) and except as to routine inquiries, disclosures, dialogs, audits and reconciliations of the nature reasonably to be expected by a government contractor such as the Company (i) the Company is not, and during the last three (3) years has not been, under administrative, civil or criminal indictment, information or, to the Knowledge of the Company, investigation by any Governmental Authority, and to the Knowledge of the Company no such indictment, information or investigation has been Threatened, (ii) to the Knowledge of the Company, the Company has not received, during the last three (3) years, notice of a pending or Threatened non-routine audit or investigation by any Governmental Authority of the Company, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, and (iii) during the last three (3) years, the Company has not made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract with or a Government Bid by the Company. Except as set forth on Disclosure Schedule 3.22(b), to the Knowledge of the Company, the Company has not submitted any inaccurate, untruthful or misleading information in connection with any voluntary disclosure to any Governmental Authority or any cost or pricing data, certification, bid, proposal, application, report, claim or any other information relating to a Government Contract to the U.S. Government or any other Governmental Authority that has led or is currently reasonably expected to lead to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence.

          (c)   Except as set forth on Disclosure Schedule 3.22(c), there are (i) no material pending or, to the Knowledge of the Company, Threatened claims, appeals, "Requests for Equitable Adjustments," or protests against the Company by a Governmental Authority or by any prime contractor, subcontractor or vendor arising under any Government Contract with, or Government Bid by, the Company and (ii) no material disputes between the Company and a U.S. Governmental Authority under the Contract Disputes Act or any other federal Applicable Law or between Company and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract with or Government Bid by the Company.

          (d)   The Company is not and has never been suspended or debarred from doing business with a Governmental Authority or a non-U.S. Governmental Authority, and to the Knowledge of the Company, no such suspension or debarment has been Threatened.

          (e)   Except as set forth on Disclosure Schedule 3.22(e), no Government Contract held by the Company has been totally or partially terminated for default or for the convenience of a Governmental Authority.

          (f)    Except as disclosed on Disclosure Schedule 3.22(f), to the Knowledge of the Company, during the last three (3) years, the Company has not been notified of any warranty claims relating to any Government Contract.

          (g)   Except as disclosed on Disclosure Schedule 3.22(g), to the Knowledge of the Company, there has not been any material misstatement by the Company contained in schedules of U.S. Government-furnished equipment provided to any Governmental Authority under any Government Contract with the Company.

        Section 3.23    Customers and Suppliers.    Disclosure Schedule 3.23(a) sets forth an accurate and complete list of (a) each customer that accounted for more than $500,000 of revenue of the Company during the twelve (12) month period ended December 31, 2011 and the approximate amount of revenues accounted for by each such customer during that period and (b) each supplier that supplied more than $500,000 worth of products, services or other tangible or intangible property or license rights to the Company during the twelve (12) month period ended December 31, 2011 and the approximate expense represented by each such supplier during that period. No vendor critical to the operation of the Company's business has, in the twelve (12) months preceding the date hereof, Threatened to cancel or materially limit or change its business relationship with the Company, other than as set forth on Disclosure Schedule 3.23(b). To the Knowledge of the Company, none of the sole source suppliers of material components used by the Company in the manufacture of its products has Threatened that it will cease operations or prevent the Company from operating.

        Section 3.24    Product Liability.    Except as set forth on Disclosure Schedule 3.24, no Person has made any formal Threat against the Company within the last twelve (12) months (or if made prior to the aforementioned twelve (12) month period, as to which the claimant or its representative has, to the Knowledge of the Company, reasserted or otherwise demonstrably acted upon such Threat within the last twelve (12) months) arising out of any personal injury and/or death or material damage to property relating to any products manufactured, marketed, sold or otherwise provided by, or on behalf of, the Company. (The parties agree that in order for a Person to have "demonstrably acted upon" a Threat, he, she or it must have taken real and meaningful steps to pursue, perfect, collect or pursue the actual Threat made.)

        Section 3.25    Relationships with Affiliates.    Except as set forth on Disclosure Schedule 3.25, to the Knowledge of the Company, no manager, director, officer, shareholder or other Affiliate of the Company has, or since January 1, 2007 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company's business. Except as set forth on Disclosure Schedule 3.25, to the Knowledge of the Company, no current manager, director, officer shareholder or other Affiliate of the Company owns, or since January 1, 2007 has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Company or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "entity interest" for purposes of this Section 3.25. Except as set forth on Disclosure Schedule 3.25, no shareholder, manager, director, officer or other Affiliate of the Company is a party to any contract with the Company, other than (i) employment agreements and rights to employee benefits, (ii) director and officer indemnification agreements approved by the Company's board of directors, and (iii) retention bonus payments or other bonus payments contemplated herein.

        Section 3.26    Manufacturing and Marketing Rights.    Except as set forth on Disclosure Schedule 3.26 (or as granted or entered into in the ordinary course of business or as required by Applicable Law), the Company has not granted rights to manufacture, produce, assemble, license, market or sell its products or services to any other Person and is not bound by any agreement that materially affects the Company's rights to develop, manufacture, assemble, distribute, market or sell its products and services.

        Section 3.27    Product Warranty.    Disclosure Schedule 3.27(a) lists all standard forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Company to its customers in connection with any licenses, goods or services sold by the Company. Except as set forth on Disclosure Schedule 3.27(b), no product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease listed in Disclosure Schedule 3.27(a). Except as set forth on Disclosure

Schedule 3.27(c), each product manufactured, sold, licensed, leased or delivered by the Company at all times has been in conformity in all material respects with all applicable express warranties, if any. To the Knowledge of the Company, the Company has not during the last twelve (12) months used any counterfeit goods, parts or components in the products manufactured or assembled by the Company.

        Section 3.28    Information Security.    The Company has not received a Threat from any person, entity or Governmental Authority in the last twelve (12) months that the Company has been the subject or victim of any unauthorized or illegal access to Company Data. To the Knowledge of the Company, the Company has not suffered any unauthorized or illegal access to its Company Data in the last twelve (12) months which jeopardizes the critical business operations of the Company other than as specified on Disclosure Schedule 3.28.

        Section 3.29    Accredited Investor Status.    Each Seller is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

        Section 3.30    Disclaimer of Other Representations and Warranties.

          (a)   EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III NEITHER THE COMPANY NOR THE SELLERS MAKE OR HAVE MADE, AND BUYER IS NOT RELYING AND HAS NOT RELIED ON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND (II) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER AND ITS REPRESENTATIVES (INCLUDING, FOR THIS PURPOSE, THE CONFIDENTIAL INFORMATION MEMORANDUM, THE "TEASER" AND THE OTHER MARKETING MATERIALS PROVIDED BY JCP SECURITIES, INC. AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE), AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE III, BUYER IS ACQUIRING THE SHARES AND THE COMPANY ON AN "AS-IS, WHERE-IS" BASIS.

          (b)   BUYER HAS RECEIVED FROM THE SELLERS AND THE COMPANY CERTAIN FINANCIAL INFORMATION AND PROJECTIONS, INCLUDING PROJECTED BALANCE SHEETS AND STATEMENTS OF OPERATING REVENUES AND INCOME FOR THE YEARS ENDING 2012 THROUGH 2015 AND CERTAIN BUSINESS PLAN INFORMATION FOR SUCH YEARS. BUYER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS FURNISHED TO IT), AND (IV) BUYER SHALL HAVE NO CLAIM AGAINST THE COMPANY OR ANY SELLER WITH RESPECT THERETO. ACCORDINGLY, NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY SUCH FINANCIAL INFORMATION, ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING, WITHOUT LIMITATION, THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

          (c)   THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NOTHING CONTAINED IN THIS SECTION 3.30 SHALL LIMIT OR WAIVE ANY CLAIM BASED ON

  ACTUAL COMMON LAW FRAUD AND IT IS EXPRESSLY AGREED AND ACKNOWLEDGED THAT, WITH RESPECT TO CLAIMS FOR ACTUAL COMMON LAW FRAUD, BUYER MAY PROVE RELIANCE ON ANY FACT OR CIRCUMSTANCE NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT. IT IS EXPRESSLY AGREED HOWEVER THAT BUYER WAIVES AND RELEASES CLAIMS BASED ON SECURITIES AND STATUTORY FRAUD (AND SIMILAR SUCH CLAIMS).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to the Sellers and the Company that the statements contained in this Article IV are true and correct.

        Section 4.1    Good Standing and Other Matters.    Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware U.S.A. and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than in such jurisdictions where the failure so to qualify would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on Buyer. Buyer has (and shall maintain through Closing) a facilities security clearance determination from the DoD of Top Secret and Special Access. Buyer is not organized, chartered or incorporated under the Laws of any country other than the United States or its territories. Buyer is not, and will not be, at or immediately following the Closing, owned or controlled by (a) a foreign Person or Persons for purposes of the ITAR, 22 C.F.R. Parts 120 - 130, (b) a foreign Person for purposes of reviews of transactions conducted by the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. App. § 2170, as amended by Section 721 of the Foreign Investment and National Security Act of 2007 and as implemented by Executive Order 11858, as amended, and regulations at 31 C.F.R. Part 800, or (c) a foreign interest or interests (including a foreign Person or Persons) as defined in the National Industrial Security Program Operating Manual (DOD 5220.22-M) (February 28, 2006), such that any foreign interest(s), directly or indirectly, will own or have beneficial ownership (defined as the power to vote or direct the voting of a security or to impose or direct the disposition of a security) of any class of Buyer's equity securities.

        Section 4.2    Capitalization of Buyer.    As of April 30, 2012, the authorized capital stock of Buyer consists of (a) 195,000,000 shares of common stock, $0.001 par value per share ("Buyer Common Stock"), of which 32,511,287 shares are issued and outstanding, and (b) 5,000,000 shares of preferred stock, $0.001 par value per share, none of which are issued and outstanding. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which Buyer's stockholders may vote are issued or outstanding. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The Closing Shares and the Retention RSUs, when issued, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights. Except as disclosed in the SEC Reports, as of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of Buyer; (ii) no securities of Buyer convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of Buyer; and (iii) no subscriptions, options, warrants, calls, rights, commitments or agreements to which Buyer is a party or by which it is bound, in any case obligating Buyer to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of Buyer, or obligating Buyer to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 4.3    Shares of Buyer Common Stock.    The Closing Shares and the Retention RSUs will be issued in compliance with Applicable Laws, free and clear of any and all Liens. The sale and delivery of the Closing Shares and the Retention RSUs (when vested) will vest in the holders thereof legal and valid title to such shares of Buyer Common Stock.

        Section 4.4    Authority.    Buyer has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution and delivery by Buyer of this Agreement and each of the other Transaction Documents to which it is a party, the issuance of the Closing Shares and Retention Shares and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each of the other Transaction Documents to which Buyer is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by Buyer and, assuming that this Agreement and the other Transaction Documents to which Buyer is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer, enforceable against each Seller in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        Section 4.5    No Conflict; Required Filings and Consents.    The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by Buyer of the transactions contemplated herein and therein will not, directly or indirectly (with or without due notice or lapse of time): (a) violate or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer; (b) materially violate or result in a material violation or material breach of, or constitute a material default under, any of the terms, conditions or provisions of any material contract of Buyer or any other material agreement to which Buyer is a party; (c) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, materially violate any Applicable Law binding upon Buyer or by which or to which any of the assets owned, used or controlled by Buyer, is subject; or (d) result in the imposition or creation of any Lien on any asset of Buyer. No Consent of any Governmental Authority or other Person is required by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated herein or therein, except for the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder.

        Section 4.6    Absence of Litigation.    As of the date of this Agreement there is no material Legal Proceeding by or before any court, arbitrator or other Governmental Authority pending or, to the knowledge of Buyer, threatened against or involving Buyer or any of the assets owned, used or controlled by Buyer, or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

        Section 4.7    Broker's Commissions.    Except for Sagent Advisors Inc., Buyer has not, directly or indirectly, entered into any agreement with any Person that would obligate Buyer, the Company or any Seller to pay any commission, brokerage fee or "finder's fee" in connection with the transactions contemplated herein.

        Section 4.8    Sufficiency of Funds.    At Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Payment and consummate the transactions contemplated by this Agreement. Buyer's willingness to consummate the transactions contemplated by this Agreement is not conditioned, implicitly or otherwise, on financing not yet obtained.

        Section 4.9    SEC Reports.

          (a)   Since December 31, 2009, Buyer has filed all forms, reports and documents with the SEC that have been required to be filed by it under Applicable Law prior to the date hereof, and Buyer will timely file prior to the Closing all forms, reports and documents with the SEC that are required to be filed by it under Applicable Law prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the "SEC Reports"). Each of the consolidated balance sheets included in or incorporated by reference into the SEC Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Buyer and its subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders' equity included in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Buyer and its subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q and (ii) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (b)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing) or submission date, as the case may be (i) each SEC Report complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or any successor statute, rules or regulations thereto ("Sarbanes-Oxley Act") and the Dodd-Frank Act of 2010, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date such SEC Report was or will be filed, and (ii) the Transaction PPM and each SEC Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Buyer has delivered or made available to the Company complete and correct copies of all material correspondence between the SEC, on the one hand, and Buyer, on the other hand, occurring since December 31, 2009, that is not publicly available via the Electronic Data Gathering, Analysis, and Retrieval system of the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. As of the date hereof, to the knowledge of Buyer, none of the SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No executive officer of Buyer has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. Neither Buyer nor, to the knowledge of Buyer, any of its Representatives, has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Except as previously disclosed in the SEC Reports since the enactment of the Sarbanes-Oxley Act, Buyer and each of its officers and, to the knowledge of Buyer, each of its directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market. As part of the Transaction PPM, Buyer has supplied or made available to the Sellers and the Company the same information (including financial information and data) provided to the Related Investor, and none of the information provided to the Related Investor but not provided to the Company and the Sellers is necessary in order for the Sellers to make an informed investment decision thereunder.

        Section 4.10    Restricted Data.    Neither Buyer, any of its Representatives nor Affiliates of Buyer has provided, disseminated, or otherwise made available (nor will Buyer or any of its Representatives or Affiliates provide, disseminate or otherwise make available prior to Closing) any information pertaining to the Company which would constitute "technology" or "technical data" that is restricted to "U.S. Persons" under Applicable Law (including, for this purpose, the United States Export Administration Regulations and the International Traffic in Arms Regulations) (the "Restricted Data"), to any Persons other than individuals for whom Buyer reasonably determined were either U.S. citizens or lawful permanent residents of the United States, nor provided, disseminated, or otherwise made available any Restricted Data to any foreign persons or foreign entities, including, without limitation, a foreign parent, subsidiary, or investor of Buyer, unless such disclosure was made after Buyer obtained the appropriate export license, technical assistance agreement or other requisite documentation for the transmission of all or any portion of the Restricted Data. Buyer has not provided any Restricted Data to any Person who has been listed on any screening list by any Governmental Authority (including, without limitation, the Department of Commerce, the DoD, the Department of State or the Department of Treasury) as a party for whom restrictions on exports, re-exports or transfers of Restricted Data would apply.

ARTICLE V.
COVENANTS

        Section 5.1    Public Announcements.    Unless otherwise required by Applicable Law, no party to this Agreement shall make any announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media or other private or public source (including as background or if the source shall otherwise agree to retain the information as confidential) without the prior written consent of (a) the Company and the Shareholder Representative if the request is made by Buyer prior to Closing, (b) the Shareholder Representative if the request is made by Buyer after the Closing or (c) Buyer if the request is made by the Company, the Shareholder Representative or any Seller either before or after the Closing. The parties shall cooperate as to the timing and contents of any such announcement. For purposes of absolute clarity, the parties acknowledge that if this Agreement is, for any reason, terminated prior to Closing, the Confidentiality Agreement and this Section 5.1 shall nonetheless continue in full force and effect.

        Section 5.2    Supplement to Disclosure Schedules.

          (a)   From time to time before the Closing Date, the Company and the Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules (and the information and materials provided in connection therewith) to disclose any fact, condition, matter, thing, development or occurrence (i) that has taken place after the date hereof and (ii) that would cause or constitute a breach of any representation or warranty contained in Article III had such representation or warranty been made as of the time of discovery of such fact, condition, matter, thing, development or occurrence.

          (b)   If (i) the matter or matters included in any such disclosure supplement individually or in the aggregate constitute a Material Adverse Effect, and (ii) the Shareholder Representative or the Company deliver to Buyer a written authorization to terminate this Agreement (given the condition specified in Section 6.2(c) and Buyer's termination rights in connection therewith), and thereafter Buyer does not terminate this Agreement within five (5) Business Days of the delivery of such authorization, then, notwithstanding anything to the contrary in this Agreement, Buyer shall not be entitled to terminate this Agreement as a result of, or seek indemnification hereunder in respect of, such matter or matters included in such disclosure supplement.

          (c)   If following delivery of the authorization contemplated by Section 5.2(b) above, Buyer elects to terminate this Agreement within five (5) Business Days following delivery thereof, Buyer shall have no further rights or remedies in connection therewith (including indemnification under Article VII hereof); it being the intention of the parties that termination by Buyer under those circumstances will function as its exclusive election of remedies in connection therewith.

        Section 5.3    Employment Agreements; Restricted Stock Unit Agreements.    As of the date hereof, Buyer and each of the Key Managers have separately negotiated and executed employment agreements ("Employment Agreements") and restricted stock unit agreements ("Restricted Stock Unit Agreements") with inducement restricted stock unit awards ("RSUs") which shall be effective as of, and contingent upon, the Closing. If any of the RSUs issued as inducement to the Key Managers to continue employment with Buyer after the Closing in connection with the Restricted Stock Unit Agreements ("Retention RSUs") (other than those held by Michel M. Fournier) do not vest at any point following the Closing because of termination for Cause, resignation without Good Reason, death or disability, as set forth in the respective Restricted Stock Unit Agreements, Michel M. Fournier (or, in his absence, the Shareholder Representative) and the seniormost executive of Buyer, acting together and in good faith, shall reallocate the unused Retention RSUs among the other holders of Retention RSUs or otherwise provide such Retention RSUs to one or more other Key Managers or current employees of the Company; provided, however, that no portion of such Retention RSUs shall be allocable to Michel M. Fournier under those circumstances. The parties expressly intend the covenant contemplated by this Section 5.3 to survive Closing. Buyer agrees that, upon vesting of such Retention RSUs, it shall have in place an effective registration statement on Form S-8 pursuant to which the issuance of the securities related to such Retention RSUs to such holders will be registered under Section 5 of the Securities Act.

        Section 5.4    Employees; Benefit Plans.

          (a)   With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, "Buyer Benefit Plans") in which any Company Continuing Employees will participate effective as of the Closing, to the extent permitted by Applicable Law and the terms of the Buyer Benefit Plans, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing; provided, however, that nothing in this Section 5.4 shall prohibit Buyer or its subsidiaries from amending or terminating any benefit plan, program or arrangement or require participation of any Company Continuing Employee in any particular Buyer Benefit Plan.

          (b)   Subject to the other terms and provisions hereof, the Company Continuing Employees shall be intended third-party beneficiaries of this Section 5.4, each of whom may enforce the provisions of this Section 5.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any Company Continuing Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates.

        Section 5.5    Plant Closings and Mass Layoffs.    Buyer shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability. Buyer hereby agrees to indemnify, and hold the Sellers harmless from, any and all cost, expenses, liabilities or Losses incurred under the WARN Act following the Closing.

        Section 5.6    Director and Officer Indemnification and Insurance.

          (a)   Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Constituent Documents of the Company, in each case as in effect on the date of this Agreement shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

          (b)   As promptly following the Closing as practicable, Buyer and the Shareholder Representative shall work in good faith to cause the Company to obtain D&O "tail" insurance coverage with a claims period of six (6) years from the Closing Date with not less than $5,000,000 coverage and containing such other terms and conditions as shall be negotiated thereby, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). Notwithstanding the foregoing, the parties agree that the Buyer and/or the Company shall not be required to fund more than $50,000 as a one-time premium for such policy. For purposes of adding additional clarity hereto, the parties acknowledge that the premium costs associated with obtaining this policy shall not reduce the Cash Purchase Price nor be taken into account when calculating Working Capital.

          (c)   The obligations of Buyer and the Company under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.6 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.6 applies shall be intended third-party beneficiaries of this Section 5.6, each of whom may enforce the provisions of this Section 5.6).

          (d)   In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.6.

        Section 5.7    Confidentiality.    Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information contained in this Agreement (or any drafts hereof) as well as all negotiations and discussions related hereto and all information provided to Buyer pursuant hereto, except that each of Buyer and its Affiliates may make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.7 shall nonetheless continue in full force and effect.

        Section 5.8    Governmental Approvals and Other Third-Party Consents.

          (a)   Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all Consents from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such Consents. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents. Each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. Buyer agrees that all filing fees under the HSR Act (whether imposed on Buyer, any Seller or any other Person pursuant to the HSR Act) shall be borne exclusively by Buyer.

          (b)   Without limiting the generality of Buyer's undertaking pursuant to this Section 5.8, Buyer agrees to use its reasonable best efforts and to take any and all steps necessary (other than divestiture) to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

          (c)   All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Applicable Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

          (d)   The Sellers, the Company and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all Required Consents from, all third parties that are described in Disclosure Schedule 3.6; provided, however, that neither the Company nor the Sellers shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

        Section 5.9    Resale of Buyer Common Stock.

          (a)   With a view to making available to the Sellers the benefits of certain rules and regulations of the SEC which at any time permit the sale of Buyer Common Stock to the public without registration, so long as the Sellers still own shares of Buyer Common Stock issued pursuant to this transaction, Buyer shall use its reasonable best efforts to:

              (i)  make and keep adequate current public information available, as those terms are understood and defined in Rule 144, at all times;

             (ii)  file with the SEC in a timely manner all reports and other documents required of Buyer under the Exchange Act;

            (iii)  furnish to any Seller, upon any reasonable request, a written statement by Buyer as to its compliance with Rule 144, a copy of the most recent annual or quarterly report of Buyer, and such other reports and documents of Buyer as such Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing such Seller to sell any such securities without registration; and

            (iv)  take any other steps necessary to allow the Sellers to sell such shares of Buyer Common Stock pursuant to Rule 144.

          (b)   The Sellers may request that Buyer remove, and Buyer agrees to authorize the removal of any legend from the shares of Buyer Common Stock following any sale of such shares pursuant to Rule 144. Following the time a legend is no longer required for the shares of Buyer Common Stock hereunder, Buyer will, no later than three (3) Business Days following the delivery by a Seller to Buyer or Buyer's transfer agent of a legended certificate representing such securities, deliver or cause to be delivered to such Seller a certificate representing such securities that is free from all restrictive and other legends.

          (c)   If Buyer at any time after the Closing proposes to register any of its common stock under the Securities Act, for its own account or for the account of any holder of its securities other than the Sellers, in connection with the public offering of such securities solely for cash, on a form which would permit registration of the Closing Shares then in the hands of such Sellers for sale to the public under the Securities Act (other than in an Excluded Registration), Buyer will, each such time, give notice to each Seller of its intention to do so. Any Seller may, by written response delivered to Buyer within ten (10) Business Days after the receipt of such notice, request that all or a specified part of the Closing Shares then held by such Seller be included in such registration. Buyer will thereupon, subject to the provisions of Section 5.9(d) below, use commercially reasonable efforts as part of its filing of such form to cause to be included in such registration under the Securities Act all Closing Shares which Buyer has been so requested to register by the Seller(s). Buyer shall have the right to terminate or withdraw any registration initiated by it under this Section 5.9(c) before the effective date of such registration, whether or not any Seller has elected to include Closing Shares in such registration; provided, however, following such termination or withdrawal, if Buyer subsequently elects to refile such registration statement or file a new registration statement which would otherwise give rise to Sellers participation therein, Buyer shall again permit such Sellers to be included in such refiled or newly filed registration statement. Buyer hereby agrees to pay any and all registration expenses in connection with each registration of Closing Shares requested pursuant to this Section 5.9(c) (other than underwriting discounts and commissions and applicable transfer Taxes, if any, which shall be borne by the Sellers in all cases), including the reasonable fees and disbursements, not to exceed $10,000, of one counsel for the participating Sellers. Buyer may require each Seller selling or proposing to sell Closing Shares hereunder to furnish to Buyer such information regarding the Seller and the distribution of the Closing Shares contemplated by such Seller as Buyer may reasonably request to comply with the Securities Act (and similar state laws) or as requested by the SEC in connection therewith or as required to effect the registration of the Closing Shares. It shall be a condition precedent to the obligations of Buyer to take any action pursuant to this Section 5.9(c) with respect to the Closing Shares of any Seller that such Seller shall furnish to Buyer such information regarding itself, the Closing Shares held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Seller's Closing Shares and shall provide Buyer with customary indemnification rights with respect to any information provided to Buyer in connection with such registration.

          (d)   In connection with any offering involving an underwriting of shares of Buyer's common stock pursuant to Section 5.9(c), Buyer shall not be required to include any of the Sellers' Closing Shares in such underwriting unless the Sellers accept the terms of the underwriting as agreed upon between Buyer and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by Buyer. If the total number of securities, including Closing Shares, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by Buyer) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then Buyer shall be required to include in the offering only that number of such securities, including Closing Shares, which the underwriters and Buyer in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Closing Shares requested to be registered can be included in such offering, then the Closing Shares that are included in such offering shall be allocated among the participating Sellers in proportion (as nearly as practicable to) the number of Closing Shares owned by each participating Seller or in such other proportions as shall mutually be agreed to by all such selling Sellers. To facilitate the allocation of shares in accordance with the above provisions, Buyer or the underwriters may round the number of shares allocated to any Seller to the nearest 100 shares.

        Section 5.10    Novations; Credit Facilities.

          (a)   As promptly as practicable following the Closing Date, the Buyer, the Company and the Shareholder Representative shall work in good faith to ensure that, following the Closing Date, neither Michel M. Fournier nor Amy Fournier (nor any other Seller, Representative or Affiliate of the Company) (in each case, a "Credit Enhancer") shall have any obligation, exposure or liability under, for or in connection with, any personal guarantee, bond, indemnity, financial assurance, pledge of security or other credit enhancement established prior to the Closing Date for the benefit of the Company (each, a "Credit Enhancement"). Without limiting the generality of the foregoing, the parties agree to provide written notice to each vendor, supplier or other creditor of the Company to notify them that credit should no longer be provided in connection with previously supplied Credit Enhancements. The Company has listed each Credit Enhancement of which it is aware on the date hereof on Disclosure Schedule 5.10(a). The Company and the Sellers agree not to provide additional Credit Enhancements after the date hereof. To the extent that any such Credit Enhancement remains outstanding after the Closing Date, Buyer shall indemnify any Credit Enhancer from any Losses, liabilities, costs or expenses incurred by such Credit Enhancer in the event the beneficiary of such Credit Enhancement requires any payment, or the Credit Enhancer otherwise suffers any Loss, in connection therewith.

          (b)   Notwithstanding any other term or provision hereof, the parties agree that, prior to Closing, the Company shall be permitted to terminate or, if not terminated prior to Closing, Buyer shall be required to terminate, at Closing (without liability or obligation on the part of the Company, any Seller or any Credit Enhancer in connection therewith) all loans, financing or credit facilities or similar such arrangements previously in place for the benefit of the Company and listed on Disclosure Schedule 5.10(b), including, without limitation, those giving rise to Indebtedness to be paid at Closing.

        Section 5.11    Tax Matters.

          (a)   Subject to Buyer's exercise of the 338 Option in accordance with Section 5.12, the parties hereto acknowledge that the taxable year of the Company shall end as of the end of the day immediately prior to the Closing Date for federal income Tax purposes pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(2) (and to the extent applicable, for state Tax purposes as well) and further agree that the "next day rule" of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) has no application with respect to any Tax item of the Company. If Buyer exercises the 338 Option, the parties hereto acknowledge that the taxable year of the Company shall end as of the end of the Closing Date for federal income Tax purposes (and to the extent applicable, for state Tax purposes as well) and further agree that the "next day rule" of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) has no application with respect to any Tax item of the Company.

          (b)   The Shareholder Representative will have the exclusive authority to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for income Taxes of the Company for all Pre-Closing Tax Periods that are required to be filed after the Closing Date, including for those jurisdictions and Governmental Authorities that permit or require a short year Return for the period commencing January 1, 2012 and ending on the last day of the Pre-Closing Tax Period (the "Short Year"). Such Short Year Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice of the Company with respect to such items, unless otherwise required by Applicable Law. The Shareholder Representative will provide to Buyer a draft of the Tax Returns of the Company required to be prepared and filed by the Shareholder Representative under this Section 5.11(b) at least thirty (30) days prior to the due date for the filing of such Tax Return (including any extensions) for its review. At least twenty (20) days prior to the due date for the filing of such Tax Return (including any extensions), Buyer will notify the Shareholder Representative of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) Buyer may have to any items set forth on such draft Tax Return. Buyer and the Shareholder Representative agree to consult and resolve in good faith any such objection. In the event the parties are unable to resolve any objections within ten (10) days following the delivery of written notice by Buyer of such objections, the Shareholder Representative and Buyer shall jointly request an independent accounting firm to resolve any issue in dispute at least seven (7) days before the due date of such Tax Return, in order that such Tax Return may be timely filed. Buyer and the Shareholder Representative shall instruct the accountant to make its determination based solely on presentations by Buyer and the Shareholder Representative (i.e., not on the basis of an independent review). The accountant's determination shall be final and binding on the parties effective on the date the accountant delivers its final resolution in writing to Buyer and the Shareholder Representative, and all fees and expenses of the accountant for such determination shall be allocated between Buyer and the Sellers so as to approximate the extent to which the parties' submitted differences were, on a net basis, different from the amount finally resolved by the accountant (as an illustration, this sentence would result in apportionment between both parties equally if the amounts that each assigned to items in dispute were equidistant from the amount finally resolved by the accountant). Subject to the foregoing, the Sellers shall bear all costs and expenses relating to the preparation and filing of such Tax Returns.

          (c)   Buyer will have the exclusive authority to prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns of the Company. For Tax Returns for the Straddle Period, such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice of the Company with respect to such items, unless otherwise required by Applicable Law. For Tax Returns for the Straddle Period, Buyer will provide to the Shareholder Representative a draft of such Tax Returns required to be prepared and filed by Buyer under this Section 5.11(c) at least thirty (30) days prior to the due date for the filing of such Tax Returns (including any extensions). At least twenty (20) days prior to the due date for the filing of such Tax Returns (including any extensions), the Shareholder Representative will notify Buyer of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Shareholder Representative may have to any items set forth on such draft Tax Return. Buyer and the Shareholder Representative agree to consult and resolve in good faith any such objection. In the event the parties are unable to resolve any objections within ten (10) days following the delivery of written notice by the Shareholder Representative of such objections, the Shareholder Representative and Buyer shall jointly request an independent accounting firm to resolve any issue in dispute at least seven (7) days before the due date of such Tax Returns, in order that such Tax Returns may be timely filed. Buyer and the Shareholder Representative shall instruct the accountant to make its determination based solely on presentations by Buyer and the Shareholder Representative (i.e., not on the basis of an independent review). The accountant's determination shall be final and binding on the parties effective on the date the accountant delivers its final resolution in writing to Buyer and the Shareholder Representative. The accountant shall apportion its fees and expenses for such determination between Buyer and Seller so as to approximate the extent to which the parties' submitted differences were, on a net basis, different from the amount finally resolved by the accountant (as an illustration, this sentence would result in apportionment between both parties equally if the amounts that each assigned to items in dispute were equidistant from the amount finally resolved by the accountant). Subject to the foregoing, Buyer shall bear all costs and expenses relating to the preparation and filing of Tax Returns under this Section 5.11(c).

          (d)   For purposes of Sections 5.11(b) and 5.11(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the last day of the Pre-Closing Tax Period (the "Straddle Period"), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use Tax), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the last day of the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use Tax), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the Straddle Period ended on the last day of the Pre-Closing Tax Period. Any credits relating to the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in a manner consistent with the apportionment of the Taxes subject to clause (i) above. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

          (e)   Subject to the other provisions hereof, including the provisions of Article VII, after the Closing, the Sellers shall, indemnify Buyer and hold it harmless from and against: (i) all Taxes of the Company for all Pre-Closing Tax Periods, and (ii) with respect to any Straddle Period, all Taxes of the Company attributable to the portion of such Straddle Period that ends on and includes the last day of the Pre-Closing Tax Period.

          (f)    Buyer shall inform the Shareholder Representative of the commencement of any audit, examination or proceeding ("Tax Contest") relating in whole or in part to Taxes for which Buyer may be entitled to indemnity from the Sellers hereunder. With respect to any Tax Contest for which the Sellers are liable under Section 5.11(e), the Shareholder Representative shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (i) the Shareholder Representative shall promptly notify Buyer in writing of its intention to control such Tax Contest, (ii) in the case of a Tax Contest relating to Taxes of the Company for a Straddle Period, the Shareholder Representative and Buyer shall jointly control all proceedings taken in connection with any such Tax Contest and (iii) if any Tax Contest could reasonably be expected to have an adverse effect on Buyer, the Company, or any of their Affiliates in any Post-Closing Tax Period, the Tax Contest shall not be settled or resolved without Buyer's consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to the Shareholder Representative of the commencement of any Tax Contest and the Shareholder Representative does not, within thirty (30) days after Buyer's notice is given, give notice to Buyer of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligations hereunder of the Sellers), the Sellers shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by Buyer. Buyer and the Company shall use their reasonable efforts to provide the Shareholder Representative with such assistance as may be reasonably requested by the Shareholder Representative in connection with a Tax Contest controlled solely or jointly by the Shareholder Representative.

          (g)   All sales and transfer taxes, deed taxes, conveyance fees, recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, if any, together with any interest, penalties or additions to such transfer taxes ("Transfer Taxes"), shall be borne by Buyer.

          (h)   Buyer shall not cause or permit the Company to amend any Tax Return with respect to any Pre-Closing Tax Period or Straddle Period, or make any election that has retroactive effect to any such period, to the extent that the Sellers would be adversely affected by such amendment or election unless required by Applicable Law.

          (i)    The parties hereto agree that, for the purposes of this Agreement, all deductions associated with any Transaction Expenses of the Company and Sellers paid on or before the Closing are owned by Sellers. Accordingly, in the event that Buyer does not exercise the 338 Option, Buyer may take deductions associated with any Transaction Expenses paid on the Closing Date on the Company's Tax Returns, however, Buyer shall pay an amount to Sellers equal to the deductions associated with such Transaction Expenses of the Company and Sellers paid on the Closing Date multiplied by 82.8%. Buyer shall pay such amount to Sellers on or prior to thirty (30) days after the Closing. In the event that Buyer exercises the 338 Option, Buyer shall not have the right to take such deductions and Sellers shall be permitted to include such deductions for such Transaction Expenses on the final income Tax Returns for the Tax period ending at the end of the Closing Date.

          (j)    Each Seller (severally and not jointly) hereby covenants and agrees to pay all Taxes of the Seller due and payable pursuant to Applicable Law.

        Section 5.12    338 Option.

          (a)   The Sellers hereby grant Buyer an option (the "338 Option") to decide if it desires to have the Sellers and Buyer make an election under Section 338(h)(10) of the Code with respect to its acquisition of the Shares hereunder. In the event that Buyer desires to exercise the 338 Option, it shall give written notice thereof to the Shareholder Representative on or prior to ninety (90) days after the Closing Date (the "Election Period"). In the event that Buyer fails to provide such notice during the Election Period, the 338 Option shall terminate and be of no further force or effect. In connection with the foregoing, the Sellers agree to promptly provide (at Buyer's expense) all information in their custody and control reasonably requested by Buyer to enable Buyer to analyze the net benefit of exercising the 338 Option as contemplated under this Section 5.12, including the information required to be delivered in the Tax Reports referenced in Section 5.12(b). Subject to Section 5.12(e), in the event that Buyer exercises the 338 Option, Buyer and each of the Sellers hereby covenant and agree to (i) jointly make a timely election under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) ("Section 338(h)(10) Election"), (ii) take, and cooperate with each other to take, all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with Section 338 of the Code, or any successor provisions, as promptly as practicable following the Closing Date, but not later than the date which is the last date for making such Section 338(h)(10) Election, and from time to time thereafter, and (iii) report the sale of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) Election and to take no position contrary thereto or inconsistent therewith in any tax return, any discussion with or proceeding before any tax authority, or otherwise.

          (b)   Upon delivery of written notice to the Shareholder Representative of Buyer's exercise of the 338 Option, each Seller shall prepare a report (each, a "Tax Report") and deliver the same to Buyer within thirty (30) days after the Shareholder Representative's receipt of the written notice. The Tax Report for each Seller shall, using reasonable methods, in accordance with the Code,

  Treasury Regulations and pronouncements thereunder, (i) determine the amount by which ordinary income, for federal and state purposes, generated from the sale calculated under Section 338(h)(10) of the Code for federal and state Tax purposes, exceeds the ordinary income generated under a stock sale for federal and state Tax purposes, and (ii) multiply the amount calculated under clause (i) by the tax rate differential, in existence at the time of Closing, that exists between the ordinary income tax rate and the long-term capital gain rate for federal and state Tax purposes for such Seller (for each Seller, the amount described in clause (ii) is hereinafter referred to as the "Election Amount"). The Tax Report for each Seller (including the Election Amount) shall include each Seller's share of the Company's Tax attributable to the recognition of gain by the Company pursuant to Section 1374 of the Code. Buyer and its accountants shall have the right to review the work papers and other documents used in completing each Tax Report, and shall also have the right to propose reasonable questions to the accountant regarding the same. If Buyer does not notify a Seller of its objection to the Election Amount for such Seller within thirty (30) days of its receipt of the Tax Report for such Seller, Buyer shall be deemed to have accepted the Election Amount for such Seller. In the event that Buyer shall disapprove of the Election Amount in any Tax Report, Buyer shall deliver written notice of such disapproval to the applicable Seller within thirty (30) days after it received the Tax Report and provide written support, as supported by applicable provisions of the Code, Treasury Regulations and pronouncements thereunder and reasonably acceptable to such Seller, for such disapproval to such Seller. In that event, the Sellers and Buyer hereby covenant and agree to attempt to resolve any such dispute, in good faith, within fifteen (15) days of such Seller's receipt of Buyer's disapproval notice.

          (c)   Upon receipt of the Tax Report for each of the Sellers and agreement of the Election Amount for each of the Sellers, Buyer shall prepare a report (the "Buyer's 338 Report") that (i) grosses up the Election Amount of each Seller to make each such Seller whole for the additional income taxes payable by such Seller arising from receipt of the Election Amount for such Seller (the "Gross-up Amount"), and (ii) determines the dates in which the Election Amount and the Gross-up Amount must be paid in order for the Sellers to satisfy their respective tax payment obligations as a result thereof. Buyer agrees to pay (A) the Gross-up Amount, and (B) an amount equal to all costs and fees incurred by each Seller associated with each Seller's preparation of its Tax Report and Buyer's related review of, and proposed changes to, such Tax Report pursuant to Section 5.12(b), to the Sellers on the date specified in Buyer's 338 Report (the Election Amount and amounts payable pursuant to clauses (A) and (B) above collectively, the "Make Whole Amount").

          (d)   If Buyer exercises the 338 Option, the "aggregate deemed sales price" (as defined in Treasury Regulations Section 1.338-4) (the "ADSP") and the "adjusted gross-up basis" (as defined in Treasury Regulations Section 1.338-5) shall be allocated among the assets of the Company in accordance with Treasury Regulations Section 1.338-7. Simultaneously with delivery of notice to the Shareholder Representative of Buyer's exercise of the 338 Option, Buyer shall determine the ADSP and deliver to the Shareholder Representative an allocation of the ADSP among the assets of the Company (the "ADSP Allocation Schedule"). If within thirty (30) days after the Shareholder Representative's receipt of the draft ADSP Allocation Schedule, the Shareholder Representative shall not have objected in writing to such draft ADSP Allocation Schedule, the draft ADSP Allocation Schedule shall become the ADSP Allocation Schedule. In the event that the Shareholder Representative objects in writing within such thirty (30) day period, the Shareholder Representative and Buyer shall negotiate in good faith to resolve the dispute. If the Shareholder Representative and Buyer are unable to reach an agreement within thirty (30) days after Buyer's receipt of the Shareholder Representative's written objection, the dispute shall be resolved and the ADSP Allocation Schedule shall be determined by an independent, nationally recognized accounting firm mutually selected by Buyer and the Shareholder Representative. The ADSP

  Allocation Schedule, as agreed upon by Buyer and the Shareholder Representative and/or determined under this Section 5.12(d), shall be final and binding upon the parties hereto, subject to such changes as are required due to a subsequent change in the Purchase Price. Each of Buyer on the one hand and the Sellers on the other hand shall bear all fees and costs incurred by it in connection with the determination of the ADSP Allocation Schedule, except that each of Buyer on the one hand and the Sellers on the other hand shall pay one half (50%) of the fees and expenses of the accounting firm. The Shareholder Representative and Buyer shall file IRS Forms 8023 and IRS Forms 8883 and any other state, local and foreign forms required for the Section 338(h)(10) Election in accordance with the ADSP Allocation Schedule. The parties hereto agree not to take any position inconsistent with the ADSP Allocation Schedule for Tax reporting purposes and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided, however, that (i) Buyer's cost for the assets of the Company that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated and (ii) the amount realized by the Sellers may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income tax purposes; provided that neither the Sellers or any of their Affiliates nor Buyer or any of its Affiliates will be obligated to litigate any challenge to such allocation of such amount by a Governmental Authority. If changes are required in any of these forms as a result of information that is first available after the date on which any such form is completed and executed pursuant to this Section 5.12(d), the parties hereto will act in good faith to agree on such changes using the same methodology as used in originally determining the ADSP pursuant to this Section 5.12(d). The ADSP shall be allocated among the assets of the Company in accordance with Section 1.338(h)(10)-1 of the Treasury Regulations, if the Purchase Price is adjusted as permitted hereunder. The parties hereto will promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 5.12(d) and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

          (e)   Buyer will hold in escrow each Form 8023 executed by the Sellers at Closing until the end of the Election Period and will file such forms with the Internal Revenue Service only in the event that Buyer has (i) exercised the 338 Option in accordance with the terms of this Agreement and (ii) paid each Seller the Make Whole Amount with respect to each Seller.

        Section 5.13    Closing Conditions.    From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof. In addition, Buyer expressly covenants and agrees to cause the transactions contemplated hereby to be fully and timely funded at Closing in accordance with, but subject to, the terms and conditions hereof.

        Section 5.14    Operations Pending Close.    Except as required by Applicable Law, as contemplated or permitted herein or as otherwise set forth on Disclosure Schedule 5.14, without the consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), between the date hereof and the Closing Date (or sooner termination), the Company will operate its business in the ordinary course generally consistent with past practice. Notwithstanding the generality of the foregoing, the parties expressly agree and intend that the Company shall not (a) except as set forth on Disclosure Schedule 5.14, pay or promise to pay any bonuses to its employees outside the ordinary course of business and generally consistent with past practice, (b) except as set forth in the final sentence of this Section 5.14, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, or (c) incur or pay any single discretionary expenditures of $250,000 or more (other than those set forth in or contemplated by the Company's operating plan or arising under contract), at any point between the date hereof and the Closing Date (or sooner termination), without the prior consent of the chief executive officer of Buyer

(which consent shall not be unreasonably conditioned, withheld or delayed). It is expressly agreed and understood that nothing in this Section 5.14 or otherwise in this Agreement shall preclude or restrict in any way (i) the Company's ability to declare, set aside, make and/or pay distributions in respect of any of its capital stock in amounts necessary (or believed to be reasonably necessary) to pay any Seller's Assumed Tax Liability for either the 2011 or 2012 tax year, or (ii) the Company's ability to pay or accrue for Transaction Expenses.

        Section 5.15    Further Assurances.    Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI.
CONDITIONS TO CLOSING

        Section 6.1    Conditions to Obligations of All Parties.    The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a)   the filings of Buyer and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated; and

          (b)   no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting the consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

        Section 6.2    Conditions to Obligations of Buyer.    The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

          (a)   the representations and warranties of the Sellers and the Company contained in Article III shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date); provided, however, that the representations and warranties in Section 3.2 and Section 3.3 shall be true, correct and complete in all respects as of the date hereof and as of the Closing Date as though made at and as of such date;

          (b)   the Sellers and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it or them prior to or on the Closing Date;

          (c)   there shall not have occurred since the date hereof a Material Adverse Effect;

          (d)   the Company shall have received all Required Consents set forth on Disclosure Schedule 3.6, in each case, in form and substance reasonably satisfactory to Buyer, and no such Consent shall have been revoked;

          (e)   Buyer shall have received a legal opinion in the form of Exhibit D from Andrews Kurth LLP;

          (f)    Buyer shall have received a legal opinion with respect to matters of California law in the form of Exhibit E, from Locke Lord LLP;

          (g)   the Company shall have delivered the documents and taken the actions required by Section 2.6(b);

          (h)   Buyer shall have received written resignations of the directors and officers of the Company, effective as of the Closing Date;

          (i)    each Seller, together with his or her spouse, if applicable, shall have duly executed and delivered to Buyer a completed Form 8023 to be held in escrow by Buyer pursuant to Section 5.12(e);

          (j)    no Key Manager shall have terminated any Employment Agreement or any Restricted Stock Unit Agreement and all such Employment Agreements and Restricted Stock Unit Agreements shall continue to be in full force and effect;

          (k)   Buyer shall have received evidence that all Shareholder Agreements have been terminated;

          (l)    the Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company (or equivalent thereto) representing and warranting (in their corporate capacity and not in any individual capacity) that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been duly satisfied;

          (m)  the Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by the secretary of the Company (i) attaching the Company's articles of incorporation and all amendments thereto, (ii) attaching the Company's bylaws and all amendments thereto, (iii) attaching a certificate of good standing of the Company certified by the Secretary of State of the State of California and issued not more than five (5) Business Days prior to the Closing Date, (iv) certifying that attached thereto is a true and correct copy of all resolutions of the board of directors of the Company relating to this Agreement and the transactions contemplated by this Agreement, (v) certifying that there are no proceedings for the dissolution or liquidation of the Company, and (vi) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company; and

          (n)   the Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by the Company's chief executive officer and chief financial officer (or equivalent thereto), certifying the amount of Estimated Working Capital, the Closing Date Indebtedness Amount set forth on the Closing Date Net Debt Report and Transaction Expenses, and that each of the Estimated Balance Sheet, Estimated Working Capital, Closing Date Net Debt Report and Referenced Payment Report were prepared by the Company in good faith in accordance with this Agreement and in accordance with GAAP, consistently applied.

        Section 6.3    Conditions to Obligations of the Sellers and the Company.    The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company's and the Shareholder Representative's waiver, at or prior to the Closing, of each of the following conditions:

          (a)   the representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); provided, however, that the representations and warranties in Section 4.2 and Section 4.3 shall be true, correct and complete in all respects as of the date hereof and as of the Closing Date as though made at and as of such date;

          (b)   Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

          (c)   Buyer shall have delivered the documents and taken the actions required by Section 2.6(a);

          (d)   the Company and the Sellers shall have received the legal opinion in the form of Exhibit F from Paul Hastings LLP;

          (e)   the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer representing and warranting (in their corporate capacity and not in any individual capacity) that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been duly satisfied;

          (f)    Buyer shall have delivered to the Company a certificate, signed on behalf of Buyer by the secretary of Buyer (i) attaching Buyer's certificate of incorporation and all amendments thereto, (ii) attaching the Bylaws of Buyer and all amendments thereto, (iii) attaching a certificate of good standing of Buyer certified by the Secretary of State of the State of Delaware and issued not more than five (5) Business Days prior to the Closing Date, (iv) certifying that attached thereto is a true and correct copy of all resolutions of the board of directors of Buyer relating to this Agreement and the transactions contemplated by this Agreement and (v) certifying the incumbency, signature and authority of the officers of Buyer authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by Buyer;

          (g)   Buyer shall have delivered the Closing Assurances Letter; and

          (h)   Buyer shall not have terminated the Employment Agreements or the Restricted Stock Unit Agreements and all such Employment Agreements and Restricted Stock Unit Agreements shall continue to be in full force and effect.

        Section 6.4    Failure to Obtain Consents.    In the event that the Company shall not have received all Required Consents as required by Section 6.2(d) above but Buyer has nevertheless agreed to waive such condition and otherwise consummate the transactions contemplated by this Agreement, the parties have agreed that, notwithstanding any other term or provision hereof, neither the Company nor the Sellers (through indemnification or otherwise) shall have any Liability to Buyer (or others claiming through Buyer) in connection with such failure. In that event, Buyer agrees that the sole risk of loss arising from such failure to obtain any one or more referenced Consents shall be borne by Buyer.

ARTICLE VII.
INDEMNIFICATION

        Section 7.1    Survival.

          (a)   The representations and warranties contained herein (and any certificate or other Transaction Document executed in connection herewith) shall survive the Closing and shall remain in full force and effect but only until the date that is twelve (12) months following the Closing Date; provided, however (i) the representations and warranties set forth in Section 3.2

  (Capitalization of the Company), Section 3.3 (Ownership of Shares), Section 3.5 (Authority) and Section 3.17 (Taxes) (collectively, the "Fundamental Representations") shall survive the Closing until the day that is sixty (60) days following the expiration of the statute of limitations relating to the subject matter thereof, (ii) the representations and warranties set forth in Section 3.16 (Environmental Matters), Section 3.20 (Intellectual Property) and Section 3.24 (Product Liability) (collectively, the "Special Representations") shall survive the Closing until the date that is twenty-four (24) months following the Closing Date, (iii) the representations and warranties set forth in Section 4.2 (Capitalization of Buyer), Section 4.3 (Shares of Buyer Common Stock) and Section 4.4 (Authority) shall survive the Closing until the date that is sixty (60) days following the expiration of the statute of limitations relating to the subject matter thereof and (iv) any claims against an individual Seller for actual fraud or intentional misrepresentation committed by that Seller in connection with the transactions contemplated by this Agreement shall survive the Closing until the date that is sixty (60) days following the expiration of the statute of limitations relating to the subject matter thereof. Upon the end of the applicable survival period, the representations and warranties (together with any associated right of indemnification) shall expire and terminate and be of no further force and effect; provided, however, that if a claim for Losses for which indemnification is sought hereunder is properly asserted in writing within the survival period set forth above, then such claim shall continue to survive until the date that such claim is conclusively resolved (as provided herein) or becomes Dormant.

          (b)   The covenants of the parties after the Closing shall survive the Closing for the expressed duration of the obligations therein specified. Notwithstanding anything to the contrary herein, claims for any breach of any covenant or agreement to be performed prior to Closing, if any, must be brought by Buyer, the Sellers or the Company, as the case may be, by the first anniversary of the Closing Date.

        Section 7.2    Indemnification by the Sellers.

          (a)   Subject to the other terms and conditions of this Article VII, after the Closing, (i) each Seller, other than Michel M. Fournier and Amy Fournier, (on an individual basis, and not jointly and severally with others) and (ii) Michel M. Fournier and Amy Fournier (jointly and severally with respect to the other only) shall indemnify Buyer against, and shall hold Buyer harmless from, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to, or by reason of:

              (i)  any breach of any of the representations or warranties of the Company contained in this Agreement;

             (ii)  any breach of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

            (iii)  any unpaid Adjustments Deficiency;

            (iv)  any unpaid Transaction Expenses that were not deducted in calculating the Closing Payment on the Closing Date; and

             (v)  any unpaid Excess Net Debt of the Company that was not deducted in calculating the Closing Payment on the Closing Date.

          (b)   Subject to the other terms and conditions of this Article VII, after the Closing, (i) each Seller, other than Michel M. Fournier and Amy Fournier, (on an individual basis, and not jointly and severally with others) and (ii) Michel M. Fournier and Amy Fournier (jointly and severally with respect to the other only) shall indemnify Buyer against, and shall hold Buyer harmless from, any and all Losses incurred or sustained by, or imposed upon, Buyer based on, arising out of, with respect to, or by reason of:

              (i)  any breach of the Several Representations by such Seller; or

             (ii)  any breach of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement.

        Section 7.3    Indemnification by Buyer.    Subject to the other terms and conditions of this Article VII, Buyer shall indemnify each Seller against, and shall hold each Seller harmless from, any and all Losses incurred or sustained by, or imposed upon, such Seller based upon, arising out of, with respect to or by reason of:

          (a)   any breach of any of the representations or warranties of Buyer contained in this Agreement;

          (b)   any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

          (c)   any Tax Contest involving the Section 338(h)(10) Election and any determination made by a Governmental Authority as a result of any such Tax Contest; or

          (d)   any post-Closing adjustment that causes an increase to the ADSP pursuant to Section 5.12(d) allocated to an asset of the Company the disposition of which gives rise to ordinary income for income Tax purposes. The indemnifiable amount for purposes of this Section 7.3(d) shall be any amount so allocated in the preceding sentence multiplied by the tax rate differential, in existence at the time of Closing, that exists between the ordinary income tax rate and the long-term capital gain rate for federal and state income Tax purposes for such Seller, plus any Losses attributable thereto.

        Section 7.4    Certain Limitations.    The indemnification provided for in Section 7.2 shall be subject to the following limitations:

          (a)   The Sellers shall not be liable (for indemnification or otherwise) to Buyer with respect to claims for indemnification pursuant to Section 7.2(a)(i) of this Agreement until the aggregate amount of the actual Losses in respect thereof exceeds $1,525,000 (the "Basket"), in which event, the Sellers, as a group (but on an individual basis and not jointly and severally with others except with respect to Michel M. Fournier and Amy Fournier as otherwise provided herein), shall be liable for all Losses (and not just Losses in excess of the Basket), subject to the other limitations contained in this Article VII. The Basket shall not apply to any claim against an individual Seller for actual fraud or intentional misrepresentation committed by that Seller in connection with the transactions contemplated by this Agreement or any breach of any of the Fundamental Representations or Special Representations.

          (b)   The Sellers shall not be liable (for indemnification or otherwise) to Buyer with respect to claims for indemnification pursuant to Section 7.2(a)(i) of this Agreement for aggregate Losses in excess of $10,675,000 (the "Cap"); provided, however, that the Sellers shall not be liable to Buyer for indemnification under Section 7.2(a)(i) as a result of one or more breaches of the Special Representations (when measured separately) for aggregate Losses in excess of $10,000,000 (which the parties acknowledge to be an amount separate from, and not a part of, the Cap); and provided, further, that the Cap shall not apply to (i) any claim against an individual Seller for actual fraud or intentional misrepresentation committed by that Seller in connection with the transactions contemplated by this Agreement (however, in that case, such Seller's aggregate Loss for such claims and all other claims combined shall not exceed the amount of Purchase Price previously received by such Seller) or (ii) any breach of any of the Fundamental Representations (however, in that case, such Sellers' aggregate Loss for such claims and all other claims combined shall not exceed the Purchase Price previously received by such Sellers).

          (c)   Subject to the other limitations imposed by this Article VII, with respect to any claims by Buyer, such claims shall first be paid and satisfied from the Escrow Account, to the extent of any funds then remaining, and only secondarily by each Seller severally (and not jointly), in each case, in strict proportion to such Seller's respective Percentage Interest of the applicable Loss; provided, however, that (i) Losses resulting from actual fraud or intentional misrepresentation committed by an individual Seller in connection with the transactions contemplated by this Agreement, (ii) Losses resulting from the indemnification provisions of Section 7.2(b) and (iii) Losses resulting from a breach of the Special Representations shall not be satisfied from the Escrow Account but instead, Buyer may only seek to recover such Losses (A) directly against the offending Seller in the case of (i) and (ii) above (severally and not jointly and severally against others) and (B) directly against the Sellers as a group in the case of (iii) above, but only in strict proportion to such Seller's respective Percentage Interest of the applicable Loss.

          (d)   Any Loss incurred by Buyer shall be reduced, on a dollar-for-dollar basis, by the amount of any realized insurance proceeds and any indemnity, contribution or other similar payment received by Buyer (or the Company) in respect of any such Loss or claim associated with such Loss; provided, however, that this Agreement shall not be deemed to impose on Buyer any affirmative obligation to make claims under any insurance policy or to recover any insurance proceeds or any similar payments.

          (e)   To the extent that the Sellers are required to pay Buyer for a claim made pursuant to this section and Buyer recognizes a "Net Tax Benefit," then Buyer will pay to Sellers such Net Tax Benefit. For purposes of this section, "Net Tax Benefit" means a reduction of Tax payable by Buyer in a particular year attributable to the item giving rise to the claim for indemnity. Sellers hereby acknowledge that Buyer's net operating losses and other pre-existing tax attributes may limit the ability to realize any Net Tax Benefits hereunder. Sellers also agree and acknowledge that neither the Sellers nor the Shareholder Representative has or will have any right (i) to review, audit or otherwise dispute the existence or the amount of any Net Tax Benefit or (ii) to dispute or challenge any particular Tax position taken by the Buyer, the Company or any of their respective Affiliates. Sellers agree that the amount of any Net Tax Benefit will be computed by Buyer with the assistance of its tax advisors and that such computation shall be final and binding for all purposes of this Agreement; provided, however, notwithstanding the foregoing, Buyer acknowledges an obligation to prepare all Tax returns in good faith.

          (f)    Simultaneously with any amount paid to a Seller by Buyer pursuant to Section 7.3(c) and Section 7.3(d), Buyer shall gross up such amount paid to make the Seller whole for the additional income Taxes payable by such Seller arising from receipt of such amount pursuant to Section 7.3(c) and Section 7.3(d).

          (g)   Following the Closing, Buyer shall take, and cause its Affiliates, including the Company, to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs to the extent necessary to remedy the breach that gives rise to such Loss and the failure to so mitigate will reduce, on a dollar-for-dollar basis, all Loss resulting from such failure; provided, however, that it is expressly agreed and understood that such costs and expenses, including, without limitation, attorneys' fees and expenses, incurred in connection with Buyer's obligation to mitigate pursuant to this Section 7.4(g) may (subject to the applicable definition thereof) be deemed to be Losses for all purposes under this Agreement. Without in any manner limiting the generality of the foregoing, the parties acknowledge and agree that Buyer shall have an obligation to mitigate costs and expenses associated with litigation involving a Third-Party Claim, and, as such, no cost or expense associated with prosecuting a counterclaim against any Third-Party Claim shall be recoverable hereunder (unless such counterclaim has been authorized in writing in advance of filing by the Shareholder Representative).

          (h)   No Seller shall have any liability with respect to a breach of any of the Several Representations by any other Seller and Buyer agrees not to seek recovery against a Seller with respect to a breach of the Several Representations by another Seller (except in the case of Michel M. Fournier and Amy Fournier as provided). The Company shall have no liability with respect to a breach of the Several Representations by any Seller and Buyer agrees not to seek recovery against the Company with respect to a breach of the Several Representations by any Seller.

          (i)    In no event (including expressly, any fraud or intentional misrepresentation of any Seller) shall any Seller be liable to Buyer for any Losses (in the aggregate) in excess of the portion of the Purchase Price actually received by such Seller.

          (j)    Under no circumstances shall any claim, Loss, reserve or liability reflected on the Company's financial statements (including (i) as referenced in the footnotes thereof or (ii) in connection with any matter for which an accrual or reserve has been established) give rise to an indemnifiable Loss hereunder until the amount of such Loss actually suffered exceeds such amount reflected, accrued or reserved.

          (k)   Sellers shall not be liable for any Losses or any indemnification for Taxes or other matters attributable to Third Party Claims arising out of or resulting from (i) any issue, concern or set of circumstances brought to the attention of such third party voluntarily by Buyer or the Company (or their respective Representatives) or (ii) any inquiry, proceeding or audit self-initiated by Buyer or the Company (or their Representatives), after the Closing unless, in any case, the inquiry, proceeding or audit has been applied across all companies, subsidiaries and divisions of Buyer evenly or the inquiry, proceeding or audit is required by Applicable Law or the policies or procedures of Buyer (without an intent or objective to single out the Losses occurring inside the Company only).

          (l)    Buyer expressly waives any right or rights of offset, whether under common law or otherwise, and however styled or articulated, against any amount that is or may be due any Seller following the Closing.

          (m)  Buyer acknowledges that the provisions of this Section 7.4 were specifically bargained for between the parties and were taken into account in arriving at the Purchase Price. The Company and the Sellers have specifically relied upon the provisions of this Section 7.4 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties made hereunder. Neither the Company nor the Sellers would have entered into this Agreement but for the inclusion of this Section 7.4.

        Section 7.5    Indemnification Procedures.

          (a)   Third-Party Claims.    If any party making a claim for indemnification under this Agreement (an "Indemnified Party") receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which the party against whom the Indemnified Party is making a claim (the "Indemnifying Party") is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall (i) describe the Third-Party Claim in reasonable detail, (ii) include copies of all material written evidence, correspondence, and information relating thereto, (iii) state the provision(s) of this Agreement under which such claim is made (including specifically if the claim relates to a breach of representation or warranty hereof, the precise representation or warranty alleged to have been breached), (iv) indicate the amount (or estimate of the amount) of the Loss that has been or may be sustained by the Indemnified Party and (v) include such other information as the Indemnifying Party may reasonably request. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. It is understood between the parties that the assumption of the defense by the Indemnifying Party shall not represent, under any circumstances, the concession by such Indemnifying Party that it has any duty or obligation to indemnify. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.7) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

          (b)   Settlement of Third-Party Claims.    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other substantive obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). In the event, however, that the Indemnified Party settles any claim without the written consent of the Indemnifying Party (in violation of the previous sentence), then, in that event, the Indemnifying Party shall be relieved of its obligations to indemnify hereunder unless such Indemnifying Party has acted unreasonably in withholding its consent.

          (c)   Direct Claims.    Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall (i) describe the Direct Claim in reasonable detail, (ii) include copies of all material written evidence, correspondence and information relating thereto, (iii) state the provision(s) of this Agreement under which such claim is made (including, specifically, if the claim relates to a breach of representation or warranty hereof, the precise representation or warranty alleged to have been breached), (iv) indicate the amount (or estimate of the amount) of the Loss that has been or may be sustained by the Indemnified Party and (v) include such other information as the Indemnifying Party may reasonably request. The Indemnifying Party shall have thirty (30) days after its receipt of such notice and materials to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records in the possession or control of the Indemnified Party) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

        Section 7.6    Tax Treatment of Indemnification Payments.    All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

        Section 7.7    Exclusive Remedies.    Subject to Section 9.11 (Specific Performance) and Section 5.2 (Supplement to Disclosure Schedules), and except in the event of actual common law fraud (but subject to the limitation on liability set forth in Section 7.4(i)), the parties acknowledge and agree that after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise arising out of or relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 5.11(e) and Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims, remedies and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in Section 5.11(e) and Article VII and except in the event of actual common law fraud (but subject to the limitation on liability set forth in Section 7.4(i)). Nothing in this Section 7.7 shall limit any Person's right to seek and obtain any equitable relief or specific performance to which any Person shall be entitled pursuant to the terms of this Agreement. The provisions of this Section 7.7 were specifically bargained for between the parties and were taken into account in arriving at the Purchase Price. The Company and the Sellers have specifically relied upon the provisions of this Section 7.7 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties made hereunder. Neither the Company nor the Sellers would have entered into this Agreement but for the inclusion of this Section 7.7.

        Section 7.8    No Contribution.    Following the Closing, should this occur, the Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which the Sellers may become subject to in connection with this Agreement.

        Section 7.9    Liability of Certain Sellers.    It is expressly agreed and acknowledged that Michel M. Fournier and Amy Fournier shall be jointly and severally liable for any and all Losses for which Michel M. Fournier or Amy Fournier only, are responsible under the terms of this Agreement. For the avoidance of doubt, to the extent that any liability under this Article VII is limited to such Seller's respective Percentage Interest of the applicable Loss, each of Michel M. Fournier and Amy Fournier shall be jointly and severally liable for their aggregate Percentage Interest of such Loss.

ARTICLE VIII.
TERMINATION

        Section 8.1    Termination.    This Agreement may be terminated at any time prior to the Closing:

          (a)   by the mutual written consent of the Shareholder Representative, the Company and Buyer;

          (b)   by Buyer, on the one hand, or the Company and the Shareholder Representative, acting collectively, on the other hand, if the Closing shall not have occurred on or before April 15, 2013 (the "Drop Dead Date");

          (c)   subject to Section 5.2(b), by Buyer upon written notice to the Company and the Shareholder Representative if:

              (i)  there has been a material breach in any representation, warranty, covenant or agreement made by the Company or any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2(a) or Section 6.2(b) and such breach cannot be cured by the Drop Dead Date; or

             (ii)  Buyer shall be terminating this Agreement in accordance with the terms of Section 5.2(c) above;

          (d)   by the Company and the Shareholder Representative, acting collectively, upon written notice to Buyer if:

              (i)  there has been a material breach in any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.3(a) or Section 6.3(b) and such breach cannot be cured by the Drop Dead Date; or

          (e)   by Buyer, on the one hand, or the Company and the Shareholder Representative, acting collectively, on the other hand, in the event that:

              (i)  there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

             (ii)  any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable (it being agreed between the parties that they shall use commercially reasonable efforts to promptly appeal any Governmental Order which has not become final and non-appealable (and pursue such appeal with reasonable diligence)).

          (f)    by the Buyer on or before the end of the fourth Business Day after the date of this Agreement, if the Buyer does not complete the public offering of its common stock announced on the date hereof as a result of the underwriters for such public offering invoking the conditions in Section 6(a), (e)(ii), (e)(iii), (f), (g), or (h) of the underwriting agreement for such offering as justification for not completing such offering; provided, however, (i) in the case Section 6(a) is invoked, only if such section is invoked as a result of a stop order issued by the SEC, the initiation of proceedings by the SEC or raising of objections by FINRA and, (ii) in the case Section 6(e)(ii) or (e)(iii) is invoked, (A) only if such section is not invoked as a result of any willful or negligent act on the part of Buyer, and (B) if Section 6(e)(ii) is invoked, only if such section is invoked as a result of any fact, circumstance or event that occurs after the date hereof that causes any representation or warranty of Buyer contained in the underwriting agreement to fail to be true and correct during such four Business Day period following the date hereof and not for any other reason, including any failure of Buyer to comply with any agreements or conditions contained in such underwriting agreement.

        Section 8.2    Effect of Termination.    In the event that this Agreement is validly terminated in accordance with this Article VIII, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, any Seller or the Company; provided, however, that (a) nothing in this Article VIII shall relieve Buyer, any Seller or the Company of any liability for any Losses for any willful and intentional breach of any representation or any willful and intentional breach of any covenant or other agreement contained in this Agreement or the other Transaction Documents, (b) nothing in this Article VIII shall limit any provision relating to the payment of fees and expenses or the commitment to retain information as confidential, which in each case, shall survive any such termination and (c) Buyer's election to terminate in accordance with the provisions of Section 5.2(c) above shall function as its exclusive election of remedies in connection therewith.

ARTICLE IX.
MISCELLANEOUS

        Section 9.1    Expenses.    Whether or not the Closing shall have occurred, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby (including, without limitation, costs, fees and disbursements of counsel, financial advisors and accountants). Notwithstanding the foregoing, to the extent that the Closing shall occur, (a) all costs, fees and expenses incurred by the Company and/or the Sellers in connection with the transactions contemplated by this Agreement (including, without limitation, financial advisory fees) listed on the Referenced Payment Report shall be paid by reduction to the Purchase Price as provided pursuant to Section 2.3(a) above, and (b) all other costs, fees and expenses of the Company and/or the Sellers (including, without limitation, fees and disbursements of counsel and accountants) incurred in connection with the transactions contemplated by this Agreement that were not listed on the Referenced Payment Report and deducted in calculating the Closing Payment on the Closing Date, shall be paid by the Company and shall be subject to indemnification in accordance with the provisions of Article VII.

        Section 9.2    Notices.    All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) on the next Business Day if sent by a nationally recognized overnight courier (with written or electronic confirmation of receipt); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

  If to Company or the Sellers prior to the Closing:

  HIGHLY CONFIDENTIAL
  Composite Engineering, Inc.
  Name:
  Address:
  E-mail:

  with a mandatory copy to:

  Andrews Kurth LLP
  1717 Main Street, Suite 3700
  Dallas, TX 75201
  Facsimile: 214-659-4891
  E-mail: davidwashburn@andrewskurth.com
  Attention: J. David Washburn, Esq.

  If to the Sellers or the Shareholder Representative after the Closing:

  Amy Fournier
  Shareholder Representative
  Address:
  E-mail:

  With a mandatory copy to:

  Andrews Kurth LLP
  1717 Main Street, Suite 3700
  Dallas, TX 75201
  Facsimile: 214-659-4891
  E-mail: davidwashburn@andrewskurth.com
  Attention: J. David Washburn, Esq.

  If to Buyer:

  Kratos Defense & Security Solutions, Inc.
  4820 Eastgate Mall
  San Diego, CA 92121
  Facsimile: 858-812-7303
  E-mail: deborah.butera@kratosdefense.com
  Attention: General Counsel

  with a mandatory copy to:

  Paul Hastings LLP
  4747 Executive Drive, 12th Floor
  San Diego, CA 92121
  Facsimile: 858-458-3005
  E-mail: teriobrien@paulhastings.com, spiri@paulhastings.com
  Attention: Teri O'Brien, Esq. and Deyan Spiridonov, Esq.

        Section 9.3    Interpretation.    For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation;" (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

        Section 9.4    Headings.    The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

        Section 9.5    Severability.    If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

        Section 9.6    Entire Agreement.    This Agreement (together with the Exhibits, Disclosure Schedules and other Transaction Documents) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

        Section 9.7    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

        Section 9.8    No Third-Party Beneficiaries.    Except as provided in Section 5.4, Section 5.6 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any grant of third-party beneficiary rights hereunder is made expressly subject to the last sentence of Section 9.9 hereof.

        Section 9.9    Amendment and Modification; Consents; Waiver.    This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Company, the Shareholder Representative and Buyer. Any amendment, modification or supplement to this Agreement shall be binding on all of the parties, including each of the Sellers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving except that, prior to the Closing, the Company or the Shareholder Representative may grant a waiver on behalf of all of the Sellers and, following a Closing, the Shareholder Representative may grant a waiver on behalf of all of the Sellers. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth above in this Section 9.9. For purposes of absolute clarity, the parties agree that no Person not a party hereto (but, instead, merely listed as a third-party beneficiary hereof) shall have any right to be consulted or notified in connection with any amendment, modification, supplement, waiver or consent contemplated hereby.

        Section 9.10    Governing Law; Mediation; Submission to Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of law provisions thereof.

          (b)   Except for disputes under Section 2.5(b), Section 5.11 and Section 5.12 requiring an accounting firm to finally resolve disputes, and for ancillary and other claims for injunctive relief and specific performance, all disputes, claims or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement (other than the Employment Agreements), or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby or thereby "Transaction Dispute"), that are not resolved by mutual agreement shall first be submitted to the mediation organization JAMS or its successor ("JAMS") as provided herein. The parties understand and agree that this alternative dispute resolution provision shall apply equally to surviving claims of fraud. Before any Transaction Dispute is filed as a lawsuit, the parties, each represented by a representative authorized to enter into an agreement and bind such party, shall meet to mediate the dispute. An unbiased mediator with JAMS shall be selected between the parties (or, following an inability to agree upon an unbiased mediator after five (5) Business Days, JAMS shall select an unbiased mediator) and the parties shall in good faith engage in mediation of the Transaction Dispute. The parties agree that such mediation shall commence within thirty (30) days of the request of either party to mediate a Transaction Dispute under this Agreement. In the event that the parties cannot resolve the Transaction Dispute in mediation within sixty (60) days of submitting the Transaction Dispute to mediation, the parties agree that such Transaction Dispute shall be resolved as otherwise permitted by Applicable Law. The mediation shall be held in New York, New York before a single mediator and shall be conducted in accordance with the rules and regulations of JAMS unless specifically modified herein. The parties shall bear their own attorneys' fees, costs and expenses in connection with the mediation. The parties will share equally in the fees and expenses charged by JAMS. All proceedings conducted pursuant to this agreement to mediate, including any settlement following such mediation, shall be kept confidential by all parties.

          (c)   ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL, FAILING MEDIATION (AS APPLICABLE) BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (d)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES

  THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(d).

        Section 9.11    Specific Performance.    Except as otherwise expressly provided, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, Applicable Law or otherwise. Without limiting the foregoing, the parties acknowledge that irreparable damages would occur if any of the provisions of this Agreement were not performed, or threatened not to be performed, by any party hereto in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be adequate for any such damages. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything to the contrary herein, it is expressly agreed that the Company and the Sellers (acting through the Shareholder Representative) shall be entitled to specific performance of the Closing, Buyer's obligation to cause the transactions contemplated hereby to be fully and timely funded, and the other actions and transactions of Buyer contemplated hereby. The parties hereto further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referenced in this Section 9.11, and the parties waive any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument; provided, however, to the extent any such bond or similar instrument is required by Applicable Law or Governmental Order, the parties expressly agree and intend that a bond or similar instrument in the amount of $100 shall be sufficient and reasonable.

        Section 9.12    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile or e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

        Section 9.13    Shareholder Representative.

          (a)   Each Seller, for himself and for his or her successors and assigns, hereby irrevocably makes, constitutes and appoints the Shareholder Representative as his or her true and lawful attorney-in-fact to act for and on behalf of such Seller with respect to any matter arising under this Agreement and/or any of the Transaction Documents, and, by executing below in her capacity as the Shareholder Representative, Amy Fournier hereby expressly accepts such appointment. Each Seller acknowledges that the appointment of the Shareholder Representative is coupled with an interest and may not be revoked.

          (b)   In furtherance of the appointment of the Shareholder Representative, each Seller, fully and without restriction:    (i) acknowledges receiving, reviewing and understanding the terms and provisions of this Agreement and the other Transaction Documents; (ii) agrees to be bound by all notices given and received and agreements and determinations made by and documents executed and delivered by the Shareholder Representative under this Agreement, the Expense Agreement and the Transaction Documents; and (iii) authorizes the Shareholder Representative to (A) deliver to Buyer all certificates and documents to be delivered to Buyer by the Sellers (or the Shareholder Representative on behalf of the Sellers) pursuant to this Agreement, the Expense Agreement and the Transaction Documents, together with any certificates and documents executed by the Sellers and deposited with the Shareholder Representative for such purpose, (B) dispute or refrain from disputing any claim made by Buyer under this Agreement, the Expense Agreement or the Transaction Documents, (C) negotiate and compromise any dispute which may arise under this Agreement, the Expense Agreement or the Transaction Documents, (D) pay any amounts due Buyer from the Sellers under this Agreement or the Transaction Documents, (E) exercise or refrain from exercising any remedies available to the Sellers (or the Shareholder Representative on behalf of the Sellers) under this Agreement, the Expense Agreement or the Transaction Documents, (F) sign any releases or other documents with respect to any such dispute or remedy, (G) waive any condition contained in this Agreement or the Transaction Documents, (H) give such notices and instructions and do or refrain from doing such other things as the Shareholder Representative, in her sole discretion, deems necessary or appropriate to carry out the provisions of this Agreement, the Expense Agreement or the Transaction Documents, (I) take any and all actions and make any decisions required or permitted to be taken by her under the Escrow Agreement, including, without limitation, the exercise of the power to authorize delivery to Buyer of cash out of the Escrow Account in satisfaction of claims by Buyer, to petition the Escrow Agent for the release of any or all funds due to the Sellers under the Escrow Agreement and, subject to the Shareholder Representative's other responsibilities under this subsection, to pay to each Seller such Seller's Pro-Rata Share of such funds, (J) receive all amounts payable by Buyer to the Sellers under this Agreement or the Escrow Agreement on behalf of the Sellers and, subject to the Shareholder Representative's other responsibilities under this subsection, pay to each Seller such Seller's Pro-Rata Share of such amounts, (K) pay out of funds coming into the hands of the Shareholder Representative from Buyer (including from the Expense Account) or the Escrow Agent all fees and expenses of the Sellers (and of the Shareholder Representative acting in such capacity) incurred in connection with the transactions contemplated by the Transaction Documents, including without limitation the fees and expenses of counsel, accountants, investment bankers and other professional advisors retained by or on behalf of the Sellers (or the Shareholder Representative) in connection with such transactions, (L) retain such counsel, accountants and other professional advisors as the Shareholder Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Shareholder Representative, (M) retain out of funds coming into the hands of the Shareholder Representative from Buyer or the Escrow Agent, including by depositing such amounts into the Expense Account, such amounts as the Shareholder Representative, in its sole discretion, deems appropriate to be held as reserves, including for expected or potential future expenses or liabilities of the Sellers hereunder or as otherwise deemed appropriate by the Shareholder Representative as a litigation reserve or otherwise, (N) control, maintain and use the Expense Account as the Shareholder Representative determines in its sole discretion is in the best interests of the Sellers and (O) to petition the Escrow Agent for the release to the Sellers of the Expense Reserve Amount in accordance with each Seller's Pro Rata Share of such amounts. Except for any obligations for which the Sellers are severally, but not jointly, liable, payments made by the Shareholder Representative under this subsection will be considered to be paid by all Sellers in accordance with their respective Pro-Rata Share. As used in this Agreement, a Seller's "Pro-Rata Share" means such Seller's Percentage Interest.

          (c)   All actions, decisions and instructions of the Shareholder Representative shall be conclusive and binding upon the Sellers and no Seller nor any other Person shall have any claim or cause of action against the Shareholder Representative, and the Shareholder Representative shall have no liability to any Seller or any other Person, for any action taken, decision made or instruction given by the Shareholder Representative in connection with this Agreement or any other Transaction Document, except in the case of his or her own gross negligence or willful misconduct (it being the explicit intention of the Sellers that any act done or omitted pursuant to the advice of counsel (acting in good faith) shall be without gross negligence or willful misconduct). In determining the occurrence of any such event or contingency, the Shareholder Representative may request from any one or more of the Sellers such reasonable additional evidence as the Shareholder Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any one or more of the Sellers, and the Shareholder Representative shall not be liable to any Sellers for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by him. In the performance of its duties hereunder, the Shareholder Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Seller.

          (d)   If the Shareholder Representative resigns, dies or becomes incapacitated, her successor will be appointed within fifteen (15) days of such event by the Sellers owning a majority of the Shares immediately prior to the Closing. The Sellers owning a majority of the Shares outstanding immediately prior to Closing have the right, at any time, to remove the then-acting Shareholder Representative and to appoint a successor Shareholder Representative determined in their discretion; provided, however, neither such removal of the then-acting Shareholder Representative nor such appointment of a successor Shareholder Representative shall be effective until the delivery to each of Buyer and the then-acting Shareholder Representative of executed counterparts of a writing signed by Sellers owning a majority of the Shares outstanding immediately prior to the Closing, together with an acknowledgment for the benefit of the Sellers signed by the successor Shareholder Representative whereby he, she or it agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholder Representative. The decisions and actions of any successor Shareholder Representative will be, for all purposes, those of the Shareholder Representative as if originally named herein. The death or incapacity of any Seller will not terminate the authority and agency of the Shareholder Representative. Any successor Shareholder Representative will provide Buyer with prompt written notice of its or his appointment.

          (e)   Buyer will be entitled to rely exclusively upon any communication given or other action taken by the Shareholder Representative and will not be liable to the Sellers or any other Person for any action taken or not taken in reliance upon the Shareholder Representative. Buyer will not be obligated to inquire as to the authority of the Shareholder Representative with respect to the taking of any action that the Shareholder Representative takes on behalf of the Sellers.

          (f)    The Sellers will, severally and not jointly and in accordance with their respective Pro-Rata Share, indemnify the Shareholder Representative and hold him or her harmless against any and all Loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with his or her duties as the Shareholder Representative. The Shareholder Representative shall have the option, but not the requirement, to pay for such Losses, liabilities or expenses out of the Expense Account or, to the extent funds remain in the Escrow Account and are otherwise payable or distributable to the Sellers, out of the Escrow Account; provided, however, reasonable documentation exists therefor. The Shareholder Representative shall not be entitled to be paid for his or her services hereunder unless and until a separate agreement relating to such compensation shall be signed by the Shareholder Representative, on the one hand, and the Sellers owning a majority of the Shares outstanding immediately prior to the Closing, on the other hand.

        Section 9.14    Conflicts.    Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its Representatives and Affiliates, that the Company is the client of Andrews Kurth LLP and J. David Washburn (collectively, "AK LLP"). After the Closing, it is possible that AK LLP will represent one or more of the Sellers, the Shareholder Representative and/or their respective Representatives and Affiliates (individually and collectively, the "Seller Group") in connection with a variety of matters, including matters adverse or potentially adverse to the interests of Buyer and/or the Company. Each of the parties to this Agreement hereby agrees that AK LLP (or any successor) may serve as counsel to all or a portion of the Seller Group, in connection with any such matter. Each of the parties hereto consents to such representation, and waives any conflict of interest arising therefrom. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. Each of the parties further agrees that all communications or privileged materials between AK LLP, on the one hand, and the Company (or any Company Representative) or a Seller, on the other hand, prior to the Closing (together with any other legally protected or privileged communications or materials including those between members of the Seller Group) (collectively, "Privileged Materials") are the property of the Sellers (as a group) and that Buyer and the Company cannot obtain copies of, or access to, any such Privileged Materials without a waiver from the Shareholder Representative. Each of the parties expressly agrees that, at and after the Closing (and continuing indefinitely thereafter), any privilege related to any of the Privileged Materials shall be solely controlled by the Sellers acting collectively through the Shareholder Representative. Buyer further agrees that it will not and that it will not permit the Company to seek to obtain any such Privileged Materials, including by way of review of any electronic communications or documents or by seeking to have the Sellers and/or the Shareholder Representative waive the attorney-client or other privilege, or by otherwise asserting that Buyer (or the Company) has the right to waive the attorney-client or other privilege. In the event that Buyer or the Company is required by Governmental Order or otherwise to access or obtain a copy of such Privileged Materials, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Shareholder Representative in writing (including by making specific reference to this Section) so that the Shareholder Representative can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

(Signature pages follow)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:	/s/ ERIC M. DEMARCO Eric M. DeMarco President and Chief Executive Officer
COMPANY:
COMPOSITE ENGINEERING, INC.
By:	/s/ AMY FOURNIER Amy Fournier President
SHAREHOLDER REPRESENTATIVE:
AMY FOURNIER
By:	/s/ AMY FOURNIER Amy Fournier, individually, in her capacity as the Shareholder Representative only
SELLERS:
AMY FOURNIER
By:	/s/ AMY FOURNIER Amy Fournier, individually, as a Seller
MICHEL M. FOURNIER
By:	/s/ MICHEL M. FOURNIER Michel M. Fournier, individually, as a Seller

(Signature Pages)

LEONARD REYNEN
By:	/s/ LEONARD REYNEN Leonard Reynen, individually, as a Seller
DOUG MEYER
By:	/s/ DOUG MEYER Doug Meyer, individually, as a Seller
GARY NORMAN
By:	/s/ GARY NORMAN Gary Norman, individually, as a Seller
PETER ADAMEK
By:	/s/ PETER ADAMEK Peter Adamek, individually, as a Seller

(Signature Pages)